                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
         (INCLUDING THE ASSOCIATED RIGHTS TO PURCHASE PREFERRED STOCK)
                                      AND
               ALL OUTSTANDING WARRANTS TO PURCHASE COMMON STOCK

                                       OF

                    NATIONAL CONVENIENCE STORES INCORPORATED
                                       BY

                           SHAMROCK ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF

                             DIAMOND SHAMROCK, INC.
                                       AT

                 $27.00 NET PER SHARE AND $9.25 NET PER WARRANT

*******************************************************************************
*                                                                             *
* THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY*
*     TIME, ON WEDNESDAY, DECEMBER 13, 1995, UNLESS THE OFFER IS EXTENDED.    *
*                                                                             *
*******************************************************************************

     THE BOARD OF DIRECTORS OF NATIONAL CONVENIENCE STORES INCORPORATED (THE "COMPANY") HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR AND IN THE BEST INTERESTS OF THE COMPANY'S SECURITYHOLDERS AND UNANIMOUSLY RECOMMENDS THAT ALL SECURITYHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES AND WARRANTS PURSUANT TO THE OFFER.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS: (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE THAT NUMBER OF SHARES AND WARRANTS REPRESENTING AT LEAST TWO-THIRDS OF THE TOTAL NUMBER OF OUTSTANDING SHARES OF THE COMPANY ON A FULLY DILUTED BASIS AND (2) THE COMPANY'S RIGHTS TO PURCHASE PREFERRED STOCK (THE "RIGHTS") HAVING BEEN REDEEMED BY THE BOARD OF DIRECTORS OF THE COMPANY. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTION 6.

                            ------------------------

                      The Dealer Manager for the Offer is:

                        WASSERSTEIN PERELLA & CO., INC.

November 14, 1995

                                   IMPORTANT

     Any securityholder desiring to tender Shares or Warrants should either (i) complete and sign the appropriate Letter of Transmittal (the GREEN Letter of Transmittal in the case of the Shares and the BLUE Letter of Transmittal in the case of the Warrants) (or a manually signed facsimile copy thereof) in accordance with the instructions in the Letter of Transmittal, have such securityholder's signature thereon guaranteed (unless an Agent's Message (as defined herein) is utilized in connection with a book-entry transfer) as required by Instruction 1 to the appropriate Letter of Transmittal, mail or deliver it and any other required documents to the Depositary and either deliver the certificates for such Shares or Warrants to the Depositary along with the Letter of Transmittal or tender such Shares or Warrants pursuant to the procedure for book-entry transfer set forth in Section 2 of this Offer to Purchase or (ii) request such securityholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the securityholder. Securityholders having Shares or Warrants registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender such Shares or Warrants.

     A securityholder who desires to tender Shares or Warrants and whose certificates for Shares or Warrants are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, may tender such Shares or Warrants by following the procedure for guaranteed delivery set forth in Section 2.

     Questions and requests for assistance may be addressed to the Dealer Manager or the Information Agent at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letters of Transmittal or other tender offer materials may be obtained from the Information Agent. Holders of Shares or Warrants may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         -----
    INTRODUCTION.....................................................................        1
    THE TENDER OFFER.................................................................        3
         1.  Terms of the Offer; Extension of Tender Period; Termination;
             Amendments..............................................................        3
         2.  Procedure for Tendering Shares and Warrants.............................        5
         3.  Withdrawal Rights.......................................................        7
         4.  Acceptance for Payment and Payment of Purchase Price....................        8
         5.  Certain Tax Consequences ...............................................        9
         6.  Certain Conditions of the Offer.........................................       10
         7.  Price Ranges of Shares and Warrants; Dividends .........................       11
         8.  Possible Effects of the Offer on the Market for Shares and Warrants;
             Stock Exchange Listing; Registration Under the Exchange Act.............       13
         9.  Dividends and Distributions ............................................       15
        10.  Certain Information Concerning the Company..............................       15
        11.  Certain Information Concerning Diamond Shamrock and the Purchaser.......       18
        12.  Source and Amount of Funds..............................................       19
        13.  Contacts with the Company; Background of the Offer......................       20
        14.  Purpose of the Offer and the Merger; the Merger Agreement;
             Plans of Diamond Shamrock and the Purchaser with Respect to the
             Company ................................................................       21
        15.  Certain Legal Matters...................................................       28
        16.  Fees and Expenses.......................................................       30
        17.  Miscellaneous...........................................................       30
    ANNEX I..........................................................................      I-1

                                       (i)

To the Holders of Shares of Common Stock and Warrants of
  National Convenience Stores Incorporated:

                                  INTRODUCTION

     Shamrock Acquisition Corp. (the "Purchaser"), a wholly owned subsidiary of Diamond Shamrock, Inc. ("Diamond Shamrock"), hereby offers to purchase (i) all outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of National Convenience Stores Incorporated (the "Company"), together with the associated rights to purchase preferred stock (the "Rights") issued pursuant to the Rights Agreement, dated as of August 31, 1995 (the "Rights Agreement"), between the Company and Boatmen's Trust Company, as Rights Agent, at the purchase price of $27.00 per Share (and the associated Right) (the "Share Offer Price"), and (ii) all outstanding Warrants to purchase Shares issued pursuant to the Warrant Agreement, dated as of March 9, 1993 (the "Warrant Agreement"), between the Company and Boatmen's Trust Company, as Warrant Agent (the "Warrants"), at the purchase price of $9.25 per Warrant (the "Warrant Offer Price"), in each case, without interest thereon, net to the tendering securityholder (pre-tax) in cash, on the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letters of Transmittal (which together constitute the "Offer"). All references herein to Rights shall include all benefits that may inure to holders of the Rights pursuant to the Rights Agreement. Unless the context otherwise requires, all references herein to Shares shall include the Rights.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 8, 1995 (the "Merger Agreement"), by and among Diamond Shamrock, the Purchaser and the Company. Pursuant to the Merger Agreement, as soon as practicable after the completion of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company (the "Merger") and the Company, as the surviving corporation in the Merger (as such, the "Surviving Corporation"), will become a wholly owned subsidiary of Diamond Shamrock. Pursuant to the Merger Agreement and subject to the terms and conditions thereof, each of Diamond Shamrock, the Purchaser and the Company has agreed to use its reasonable best efforts to cause the Merger to occur within 90 days after the purchase of the Shares and Warrants pursuant to the Offer. The Merger Agreement provides that, at the effective time of the Merger (the "Effective Time"), each then-outstanding Share (other than Shares owned by Diamond Shamrock, the Purchaser or any other direct or indirect subsidiary of Diamond Shamrock or held in the treasury of the Company, all of which will be cancelled, and Shares held by stockholders who comply with all of the relevant provisions of Article IX of the Company's Restated Certificate of Incorporation (the "Company Charter") and who perfect their appraisal rights under Section 262 of the Delaware General Corporation Law (the "DGCL")) will be converted into the right to receive the Share Offer Price, or any higher price per Share paid pursuant to the Offer, without interest thereon, net to the holder (pre-tax) in cash (the "Merger Consideration"). Pursuant to the terms of the Warrant Agreement, each then-outstanding Warrant will remain outstanding and, from and after the Effective Time, holders of Warrants (the "Warrantholders") will have the right to obtain upon exercise of each Warrant and payment of the exercise price therefor, in lieu of the one Share theretofore issuable upon exercise of such Warrant, the Merger Consideration, without interest thereon, net to the holder (pre-tax) in cash. See Section 14 for additional information concerning the Merger Agreement and the Merger.

     The Offer will expire at 12:00 midnight, New York City time, on Wednesday, December 13, 1995, unless extended.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER AND DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR AND IN THE BEST INTERESTS OF THE COMPANY'S SECURITYHOLDERS AND UNANIMOUSLY RECOMMENDS THAT ALL SECURITYHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES AND WARRANTS PURSUANT TO THE OFFER.

     Tendering securityholders will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 6 of the Letters of Transmittal, transfer taxes on the purchase of Shares and Warrants by the Purchaser pursuant to the Offer. However, any tendering securityholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letters of Transmittal may be subject to a required backup federal income tax withholding of 31% of the gross proceeds payable to the securityholder or other payee pursuant to the Offer. See Section 2. The Purchaser will pay all charges and expenses of Wasserstein Perella & Co., Inc., as Dealer Manager (in such capacity, the "Dealer Manager"), KeyCorp Shareholder Services, Inc., as Depositary (in such capacity, the "Depositary"), and MacKenzie Partners, Inc., as Information Agent (in such capacity, the "Information Agent"), incurred in connection with the Offer. For a description of the fees and expenses to be paid by the Purchaser, see Section 16.

     Certain federal income tax consequences of the sale of Shares or Warrants pursuant to the Offer are described in Section 5.

     The Purchaser is not offering to purchase (nor will tenders be accepted of) any options to purchase Common Stock (the "Options") granted pursuant to the Company's 1993 Non-Qualified Stock Option Plan (the "Option Plan"). Accordingly, holders of Options desiring to tender Shares issuable upon exercise thereof must exercise such Options in accordance with the terms thereof and then tender Shares issued upon such exercise pursuant to the procedures set forth in Section
2. There can be no assurance that Shares issued upon such exercise will be received in time to allow the holders thereof to tender such Shares pursuant to the Offer. The Merger Agreement provides that all Options, whether or not exercisable, will, subject to the prior written approval of the Option holder, be cancelled and each Option holder will be entitled to receive promptly after the acceptance of securities for payment in the Offer, in cancellation and settlement of such Option, a cash payment from the Company in an amount equal to the difference between the Share Offer Price and the per share exercise price of such Option, multiplied by the number of Shares covered by such Option, in each case after the deduction of all withholding and other applicable taxes. Pursuant to the terms of the Merger Agreement, the Board of Directors of the Company has fixed the Effective Time as the date on which Options granted under the Option Plan which are not cancelled as provided in the preceding sentence will terminate pursuant to the Option Plan.

     The Offer is subject to the fulfillment of certain conditions described in
Section 6. These include the Minimum Condition (as defined below) and the Rights Condition (as defined below), as well as other conditions.

     Consummation of the Offer is conditioned upon there being validly tendered and not withdrawn prior to the Expiration Date (as defined in Section 1 below) that number of Shares and Warrants representing at least two-thirds of the total number of outstanding Shares of the Company on a fully diluted basis (the "Minimum Condition"). The Merger Agreement provides that, as of November 6, 1995, there were (i) 6,090,389 Shares outstanding, (ii) 1,349,611 Warrants outstanding, and (iii) 775,000 Shares subject to issuance pursuant to outstanding Options. Based on the foregoing, the Purchaser believes that there are presently 8,215,000 Shares outstanding on a fully diluted basis. For purposes of the Offer, "fully diluted basis" assumes (a) no dilution due to the Rights, (b) the exercise of all outstanding Options and Warrants, (c) that no Shares are issued (other than those reserved as of November 8, 1995 for Options and Warrants then outstanding) or acquired by the Company after November 8, 1995 and no options, warrants, rights or other securities convertible or exercisable or exchangeable for Shares are issued or granted after November 8, 1995, and (d) as of the date of purchase there are no other obligations to issue Shares. As a result, the Purchaser believes that the Minimum Condition would be satisfied if at least an aggregate of 5,476,667 Shares and Warrants are validly tendered and not withdrawn prior to the Expiration Date.

     Consummation of the Offer is also conditioned upon the Rights having been redeemed by the Board of Directors of the Company (the "Rights Condition"). According to the Company's Registration Statement on Form 8-A dated August 31, 1995 (the "Company's Form 8-A"), on August 31, 1995, the Board of Directors of the Company declared a dividend to stockholders of record on September 11, 1995 of one Right for each outstanding Share. The Rights Agreement provides that, until the close of business on the Distribution Date (as defined in the Rights Agreement), the Rights will be evidenced by the certificates for Shares. The Rights Agreement provides that, at any time prior to the close of business on the earlier of (i) the tenth day following a public announcement that a person has become an Acquiring Person (as defined in the Rights Agreement) and (ii) the Final Expiration Date (as defined in the Rights Agreement), the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right, except as provided in the Rights Agreement. In the Merger Agreement, the Company agreed to (a) take all action necessary to defer the Distribution Date to prevent the occurrence of the Distribution Date as a result of the commencement of the Offer or the consummation of the transactions contemplated by the Merger Agreement, and (b) redeem the Rights effective immediately prior to the Purchaser's acceptance for payment of Shares and Warrants pursuant to the Offer.

     Certain other conditions to the Offer are described in Section 6. The Purchaser expressly reserves the right to waive any one or more of the conditions to the Offer (other than the Minimum Condition). See Section 6.

     HOLDERS OF SHARES AND WARRANTS ARE URGED TO READ CAREFULLY THIS OFFER TO PURCHASE AND THE APPLICABLE LETTER OF TRANSMITTAL BEFORE DECIDING TO TENDER THEIR SHARES OR WARRANTS.

1. TERMS OF THE OFFER; EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS.

     On the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and pay for all Shares and Warrants which are validly tendered on or prior to the Expiration Date (as hereinafter defined) and not theretofore withdrawn as provided in Section 3. The term "Expiration Date" means 12:00 midnight, New York City time, on Wednesday, December 13, 1995, unless and until the Purchaser shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire. Pursuant to the Merger Agreement, the Purchaser may not extend the period of time for which the Offer is open unless one or more of the conditions to the Offer is not satisfied.

     CONSUMMATION OF THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE SATISFACTION OF THE MINIMUM CONDITION AND THE RIGHTS CONDITION. See Section 6. Pursuant to the Merger Agreement, the Purchaser has reserved the right (but shall not be obligated) to waive any or all of such conditions (other than the Minimum Condition). If by 12:00 midnight, New York City time, on Wednesday, December 13, 1995 any or all of such conditions have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated) (i) to decline to purchase any of the Shares and Warrants tendered, subject to the terms of the Merger Agreement, and to terminate the Offer and return all tendered Shares and Warrants to tendering securityholders, (ii) to waive all of the unsatisfied conditions (other than the Minimum Condition) and, to the extent permitted by the provisions of the Merger Agreement and subject to complying with applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), to purchase all Shares and Warrants validly tendered, or
(iii) to extend the Offer and, subject to the right of securityholders to withdraw Shares and Warrants until the Expiration Date, retain the Shares and Warrants which have been tendered during the period or periods for which the Offer is extended. The Merger Agreement provides that if the conditions to the Offer are not satisfied or waived by the Purchaser as of the initial Expiration Date, the Purchaser will extend the Offer until the earlier of the consummation of the Offer or the 60th calendar day from the day on which the Offer shall have commenced.

     Subject to the Merger Agreement, the Purchaser has expressly reserved the right to (i) extend the period of time during which the Offer is open if any condition thereto is not satisfied and thereby delay acceptance for payment of, and the payment for, any Shares or Warrants, by giving oral or written notice of such extension to the Depositary or (ii) increase the Share Offer Price or Warrant Offer Price to be paid in the Offer by giving oral or written notice of such amendment to the Depositary. Pursuant to the Merger Agreement, the Purchaser has agreed that, without the prior written consent of the Company, the Purchaser will not (a) decrease the Share Offer Price or the Warrant Offer Price, (b) decrease the number of Shares or Warrants to be purchased in the Offer, (c) change the form of consideration payable in the Offer, (d) add to or change the conditions to the Offer as set forth in the Merger Agreement, (e) change or waive the Minimum Condition, or (f) make any other change in the terms and conditions of the Offer which is materially adverse to the holders of the Shares or Warrants. The Purchaser's reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 14e-1(c) under the Securities

Exchange Act of 1934, as amended (the "Exchange Act"), which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

     The rights reserved by the Purchaser in the preceding paragraph are in addition to the Purchaser's rights pursuant to Section 6. Any extension, amendment or termination will be followed as promptly as practicable by public announcement, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the requirements of Rule 14e-1(d) under the Exchange Act. (As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1(c)(6) under the Exchange Act.) Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to securityholders in connection with the Offer be promptly disseminated to securityholders in a manner reasonably designed to inform securityholders of such change) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a release to the Dow Jones News Service.

     If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares or Warrants tendered pursuant to the Offer) is delayed in its payment for Shares or Warrants or is unable to pay for Shares or Warrants pursuant to the Offer for any reason, then, without prejudice to the Purchaser's right under the Offer, the Depositary may retain tendered Shares or Warrants on behalf of the Purchaser, and such Shares or Warrants may not be withdrawn except to the extent tendering securityholders are entitled to withdrawal rights as described in Section 3. However, as described above, the ability of the Purchaser to delay payment for Shares or Warrants which the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials (including by public announcement as set forth above) and extend the Offer to the extent required by law. In general, the minimum period during which a tender offer must remain open following a material change in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changes in the terms or information. With respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is generally required to allow for adequate dissemination to stockholders and for investor response.

     The Company has provided the Purchaser with the Company's stockholder and Warrantholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares and Warrants. This Offer to Purchase and the related Letters of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares and Warrants and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the securityholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares and Warrants.

     According to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1995, as amended by the Form 10-K/A dated October 5, 1995 (the "Company's 1995 10-K"), the Company's Employee Stock Ownership Plan (the "ESOP") received 9,706 Shares and 16,179 Warrants and the Company's Profit Sharing Plan (the "Profit Sharing Plan") received 33,005 Shares and 3,545 Warrants pursuant to the Company's Plan of Reorganization (as defined in Section 10). The Offer is being made to the Trustee of the ESOP and the Profit Sharing Plan (the "Trustee") for Shares and Warrants held by the ESOP and the Profit Sharing Plan at the same price and in accordance with the same terms as for Shares and Warrants held by other securityholders. The Company has informed Diamond Shamrock that the ESOP and the Profit Sharing Plan provide that the ESOP and Profit Sharing Plan participants will have the right to determine whether to tender such Shares and Warrants and that the Trustees shall endeavor to distribute or cause to be distributed materials relating to the Offer to the ESOP and Profit Sharing Plan participants.

Participants must give the Trustee written notice of their desire to accept the Offer in a manner prescribed by the Profit Sharing and ESOP Committee of the Company. A request is being made by the Company to the Trustee to transmit or cause to be transmitted this Offer to Purchase and any required election materials to ESOP and Profit Sharing Plan participants who are beneficial owners of any Shares and Warrants owned of record by the Trustees.

     Participants in the ESOP and the Profit Sharing Plan should receive with the Offer to Purchase a letter and Direction Form to permit participants to instruct the Trustee whether to tender the Shares or Warrants held in their ESOP and the Profit Sharing Plan accounts. Participants may not use the Letters of Transmittal to instruct the Trustee; instructions may only be delivered by completing and returning the Direction Form in accordance with the instructions set forth therein. Diamond Shamrock has been informed that participants may contact Boatmen's Trust Company at (800) 456-9852 with questions regarding the Direction Form.

     Unless otherwise specified, all references to Sections herein are to sections of this Offer to Purchase.

2. PROCEDURE FOR TENDERING SHARES AND WARRANTS.

     VALID TENDER OF SHARES AND WARRANTS. For a holder validly to tender Shares or Warrants pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (the GREEN Letter of Transmittal in the case of the Shares and the BLUE Letter of Transmittal in the case of the Warrants) (or a manually signed facsimile thereof), together with any required signature guarantees and any other required documents (or, in the case of a book-entry transfer, an Agent's Message), must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and either (i) certificates for tendered Shares or Warrants must be received by the Depositary at one of such addresses or such Shares or Warrants must be delivered pursuant to the procedure for book-entry transfer set forth below (and a confirmation of receipt of such delivery received by the Depositary), in each case prior to the Expiration Date, or (ii) the tendering securityholder must comply with the guaranteed delivery procedures set forth below.

     SIGNATURE GUARANTEES. No signature guarantee on a Letter of Transmittal is required if (i) the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of the Offer, includes any participant in a Book-Entry Transfer Facility (as defined below) whose name appears on a security position listing as the owner of Shares or Warrants) of the Shares or Warrants tendered herewith, unless such registered holder(s) has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the applicable Letter of Transmittal or (ii) such Shares or Warrants are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member of a signature guarantee program within the meaning of Rule 17Ad-15 under the Exchange Act (collectively, "Eligible Institutions"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. If the certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for any untendered or unpurchased Shares or Warrants are to be issued to a person other than the registered holder, then the tendered certificates for Shares or Warrants must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the applicable Letter of Transmittal.

     The method of delivery of all documents, including certificates for Shares or Warrants, is at the election and risk of the tendering securityholder. Shares and Warrants will be deemed delivered only when actually received by the Depositary including, in the case of a book-entry transfer, by Book-Entry Confirmation (as defined below). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure delivery.

     BOOK-ENTRY TRANSFER. The Depositary will make a request to establish accounts with respect to the Shares and Warrants at The Depository Trust Company, the Midwest Securities Trust Company and the Philadelphia Depository Trust Company (individually, a "Book-Entry Transfer Facility" and, collectively, the "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Shares and Warrants by causing any Book-Entry Transfer Facility to transfer such Shares and Warrants into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedure for such transfer. Although delivery of Shares and Warrants may be effected through book-entry transfer at any Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering securityholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares or Warrants into the Depositary's account at a Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     BACKUP FEDERAL TAX WITHHOLDING. To prevent backup federal income tax withholding on payments made to securityholders with respect to Shares or Warrants purchased pursuant to the Offer, each tendering securityholder must, unless an exemption applies, provide the Depositary with its correct taxpayer identification number and certify that such securityholder is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the applicable Letter of Transmittal. If a securityholder does not provide a correct taxpayer identification number or fails to provide the required certification, the Internal Revenue Service may impose a penalty on such securityholder and payment of cash to such securityholder pursuant to the Offer may be subject to backup withholding of 31%. See Instruction 10 of the applicable Letter of Transmittal.

     GUARANTEED DELIVERY. If a securityholder desires to tender Shares or Warrants pursuant to the Offer and such securityholder's certificates for Shares or Warrants are not immediately available or the procedures for book-entry transfer cannot be completed on or prior to the Expiration Date or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shares or Warrants may nevertheless be tendered provided that all of the following conditions are satisfied:

          (i) such tender is made by or through an Eligible Institution;

          (ii) the Depositary receives, on or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Purchaser;

          (iii) in the case of Shares, the certificates for all tendered Shares, in proper form for transfer, or a Book-Entry Confirmation, together with the applicable Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the applicable Letter of Transmittal, are received by the Depositary within three New York Stock Exchange, Inc. ("NYSE") trading days after the date of such Notice of Guaranteed Delivery; and

          (iv) in the case of Warrants, the certificates for all tendered Warrants, in proper form for transfer, or a Book Entry Confirmation, together with the applicable Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by such Letter of Transmittal, are received by the Depositary within three NYSE trading days after the date of such Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand, or may be transmitted by telegram, telex, facsimile transmission or mail, to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision of the Offer, payment for Shares and Warrants accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) either (a) certificates for such Shares and Warrants or (b) a Book-Entry Confirmation with respect to such Shares and Warrants, (ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) or an Agent's Message in connection with a book-entry transfer, and (iii) any other documents required by the Letters of Transmittal. For purposes of the Offer, the term "Agent's Message" means a message transmitted through electronic means by a Book-Entry Transfer Facility to and received by the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgement from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the applicable Letter of Transmittal.

     APPOINTMENT OF PROXY. By executing a Letter of Transmittal, a tendering securityholder irrevocably appoints designees of the Purchaser as such securityholder's proxies, in the manner set forth in the applicable Letter of Transmittal, each with full power of substitution and resubstitution, to the full extent of such securityholder's rights with respect to the Shares and Warrants tendered by such securityholder (and any and all dividends on the Shares or other shares, rights or other securities or distributions issued or issuable in respect of such Shares or Warrants that are declared or paid on or after November 8, 1995, including without limitation the amounts payable upon redemption of the Rights), effective when, if and to the extent that the Purchaser accepts such Shares or Warrants for payment pursuant to the Offer. All such proxies are coupled with an interest in the tendered Shares or Warrants and will therefore be irrevocable. Upon acceptance for payment, all prior proxies given by such securityholder with respect to such Shares or Warrants accepted for payment or other securities will, without further action, be revoked, and no subsequent proxies may be given (and, if given, will not be deemed effective). Such designees of the Purchaser will, with respect to such Shares or Warrants or other securities be empowered to exercise all voting and other rights of such securityholder as they in their sole discretion may deem proper in respect of any annual, special or adjourned meeting of the Company's securityholders, by consent in lieu of any such meeting or otherwise. In order for Shares or Warrants to be deemed validly tendered, immediately after the Purchaser's acceptance for payment of such Shares or Warrants, the Purchaser must be able to exercise full voting and other rights with respect to such Shares or Warrants.

     A tender of Shares or Warrants pursuant to any one of the procedures described above will constitute the tendering securityholder's acceptance of the terms and conditions of the Offer. The Purchaser's acceptance for payment of Shares and Warrants tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering securityholder and the Purchaser on the terms and subject to the conditions of the Offer.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares or Warrants will be determined by the Purchaser in its sole discretion, and its determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders that it determines are not in appropriate form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right, subject to the Merger Agreement, to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Shares or Warrants or any particular securityholder and, subject to the Merger Agreement, the Purchaser's interpretation of the terms and conditions of the Offer (including the Letters of Transmittal and the Instructions thereto) will be final and binding. No tender of Shares or Warrants will be deemed to have been validly made until all defects or irregularities have been cured or expressly waived. None of the Purchaser, Diamond Shamrock, the Dealer Manager, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give any such notice.

3. WITHDRAWAL RIGHTS.

     Tenders of Shares and Warrants made pursuant to the Offer will be irrevocable, except that Shares or Warrants tendered may be withdrawn at any time prior to the Expiration Date, and, unless theretofore accepted for payment as provided herein, may also be withdrawn on or after January 13, 1996. Shares or Rights may not be withdrawn unless the associated Rights or Shares, as the case may be, are also withdrawn.

A withdrawal of Shares or Rights will also constitute a withdrawal of the associated Rights or Shares, as the case may be.

     For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares or Warrants to be withdrawn, the number of Shares or Warrants to be withdrawn and the name in which the Shares or Warrants are registered, if different from that of the person who tendered such Shares or Warrants. If certificates for Shares or Warrants to be withdrawn have been delivered or otherwise identified to the Depositary, the serial numbers shown on the particular certificates evidencing such Shares or Warrants to be withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of the Shares or Warrants to be withdrawn, together with a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except, with respect to signature guarantees, in the case of Shares or Warrants tendered by an Eligible Institution). If Shares or Warrants have been delivered pursuant to the procedure for book-entry transfer set forth in Section 2, any notice of withdrawal must specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with such withdrawn Shares or Warrants and must otherwise comply with such Book-Entry Transfer Facility's procedures.

     If the Purchaser extends the Offer, is delayed in its acceptance for payment of or payment for Shares or Warrants, or is unable to accept or pay for Shares or Warrants for any reason, then, without prejudice to the Purchaser's rights under the Offer, tendered Shares or Warrants may not be withdrawn except to the extent that tendering securityholders are entitled to withdrawal rights as set forth in this Section 3. Withdrawals may not be rescinded and any Shares or Warrants withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares or Warrants may be retendered by again following the procedures described in Section 2 at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, subject to the Merger Agreement, and its determination will be final and binding. No withdrawal of Shares or Warrants will be deemed to have been properly made until all defects and irregularities have been cured and waived. None of the Purchaser, Diamond Shamrock, the Dealer Manager, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor shall any of them incur any liability for failure to give any such notice.

4. ACCEPTANCE FOR PAYMENT AND PAYMENT OF PURCHASE PRICE.

     On the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and pay for all Shares or Warrants validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with Section 3) as soon as practicable after the Expiration Date. Any determination concerning the satisfaction of such terms and conditions will be within the sole discretion of the Purchaser and such determination will be final and binding on all tendering securityholders. See
Section 6. The Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares or Warrants in order to comply in whole or in part with any applicable law, including without limitation the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). If the Purchaser desires to delay payment for Shares or Warrants purchased pursuant to the Offer, and such delay would otherwise be in contravention of Rule 14e-1(c) of the Exchange Act, the Purchaser will formally extend the Offer. In all cases, payment for Shares or Warrants accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares or Warrants (or a timely Book-Entry Confirmation with respect to such Shares or Warrants into the Depositary's account at one of the Book-Entry Transfer Facilities, as described in Section 2), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), together with any required signature guarantees and any other documents (or, in the case of a book-entry transfer, an Agent's Message) required by the applicable Letter of Transmittal. See Section 2.

     Diamond Shamrock filed a Notification and Report Form with respect to the Offer under the HSR Act on November 8, 1995, and the required waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time on November 23, 1995 (unless earlier terminated pursuant to a request therefor). However, prior to such time, the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice (the "Antitrust Division") may extend the waiting period by requesting additional information or documentary material from Diamond Shamrock. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the tenth day after substantial compliance by Diamond Shamrock with such request. Thereafter, such waiting period can only be extended by court order. See Section 15 for additional information concerning the HSR Act.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares or Warrants validly tendered and not withdrawn pursuant to the Offer when, as and if the Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares or Warrants. Payment for Shares or Warrants so accepted will be made by the deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering securityholders for the purpose of receiving such payment from the Purchaser and transmitting such payment to tendering securityholders. In no circumstances will interest be paid on the purchase price by reason of any delay in making such payment. Upon deposit of funds with the Depositary for the purpose of making payments to tendering securityholders, the Purchaser's obligation to make such payment shall be satisfied and tendering securityholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares or Warrants pursuant to the Offer. The Purchaser will pay any transfer taxes incident to the transfer to it of validly tendered Shares or Warrants, except as otherwise provided in Instruction 6 of the Letters of Transmittal, as well as any other charges and expenses of the Depositary and the Information Agent.

     If, for any reason whatsoever, acceptance for payment of or payment for any Shares or Warrants tendered pursuant to the Offer is delayed or the Purchaser is unable to accept for payment or pay for tendered Shares or Warrants, then, without prejudice to the Purchaser's rights under Section 6, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares or Warrants, and such Shares or Warrants may not be withdrawn except to the extent that tendering securityholders are entitled to withdrawal rights as described in
Section 3. If any tendered Shares or Warrants are not accepted for payment and paid for pursuant to the Offer for any reason, or if certificates submitted represent more Shares or Warrants than are tendered, certificates for such Shares or Warrants not tendered or purchased will be returned (or, in the case of Shares or Warrants delivered by book-entry transfer with any Book-Entry Transfer Facility as permitted by Section 2, such Shares or Warrants will be credited to an account maintained with such Book-Entry Transfer Facility) without expense to the tendering securityholder as promptly as practicable following the expiration or termination of the Offer, as the case may be. If, prior to the Expiration Date, the Purchaser increases the consideration to be paid for Shares or Warrants pursuant to the Offer, the Purchaser will pay such increased consideration for all Shares or Warrants tendered pursuant to the Offer, whether or not such Shares or Warrants have been tendered or accepted for payment prior to such increase in the consideration.

     Subject to the Merger Agreement, the Purchaser reserves the right to transfer or assign in whole or from time to time in part to one or more subsidiaries or affiliates of the Purchaser or Diamond Shamrock the right to purchase Shares or Warrants tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer or prejudice the rights of tendering securityholders to receive payment for Shares or Warrants validly tendered and accepted for payment pursuant to the Offer.

5. CERTAIN TAX CONSEQUENCES.

     The summary of federal income tax consequences set forth below is for general information only. The tax treatment of each stockholder and Warrantholder will depend in part upon his, her or its particular situation. Special tax consequences not described in this Offer to Purchase may be applicable to particular classes of taxpayers, such as financial institutions, broker-dealers, persons who are not citizens or residents of the United States and persons who received payments in respect of Options. ALL STOCKHOLDERS AND WARRANTHOLDERS SHOULD

CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL AND FOREIGN TAX LAWS.

     Sales of Shares and Warrants in response to the Offer will be taxable transactions for federal income tax purposes and may also be taxable transactions under applicable state, local or other laws. Generally, for federal income tax purposes, a person who sells Shares or Warrants in response to the Offer will recognize gain or loss in an amount equal to the difference between the person's adjusted tax basis in the Shares and Warrants sold and the cash received. That gain or loss will be a capital gain or loss if the Shares or Warrants are a capital asset in the hands of the person, and a long-term capital gain or loss if the stockholder's holding period is more than one year as of the date the stockholder or Warrantholder accepts payment pursuant to the Offer. There are limitations on the deductibility of capital losses.

     If a Warrantholder has held a Warrant for more than one year, any gain or loss recognized upon either the tendering of such Warrant pursuant to the Offer or, assuming the Offer is completed, the Merger, would generally be treated as long-term capital gain or loss. However, if such Warrantholder were to exercise the Warrant, the Share acquired through the exercise of such Warrant would have a holding period beginning as of the date on which the Warrant was exercised. Therefore, any Shares so acquired and tendered pursuant to the Offer or the Merger would not qualify for long-term capital gain or loss if the Warrantholder were to become entitled to the receipt of cash within one year or less of the date of the exercise of such Warrant. ACCORDINGLY, WARRANTHOLDERS WHO ARE CONSIDERING EXERCISING SUCH WARRANTS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO WHETHER OR NOT THEY WOULD BE FOREGOING A POSSIBLE LONG-TERM CAPITAL GAIN OR LOSS BY NOT TENDERING SUCH WARRANTS PURSUANT TO THE OFFER AND INSTEAD INCURRING A SHORT-TERM CAPITAL GAIN OR LOSS THROUGH THE EXERCISE OF SUCH WARRANTS AND THE RECEIPT OF CASH WITHIN ONE YEAR FOLLOWING SUCH EXERCISE IN EXCHANGE FOR THE SHARES RECEIVED UPON THE EXERCISE OF SUCH WARRANTS.

     For federal income tax purposes, amounts paid to non-tendering stockholders with respect to any redemption of the Rights may be treated as additional consideration for the Shares in the Merger; however, these amounts may be treated as a dividend or otherwise as ordinary income. See also "Backup Federal Tax Withholding" in Section 2.

6. CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) the Purchaser's rights to amend and extend the Offer in any respect, at any time, and in its sole discretion (subject to the provisions of the Merger Agreement), neither Diamond Shamrock nor the Purchaser will be required to accept for payment, purchase or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act relating to the Purchaser's obligation to pay for or return tendered Shares or Warrants after termination of the Offer, pay for any Shares or Warrants tendered pursuant to the Offer, and may (subject to the provisions of the Merger Agreement) amend, extend or terminate the Offer or postpone the Expiration Date, the acceptance for payment of and/or the purchase or (subject to the applicable rules and regulations aforesaid) payment for Shares and Warrants tendered if as of the expiration of the Offer (and any extensions thereof) (i) the Minimum Condition shall not have been satisfied, (ii) the waiting period applicable for the purchase of securities pursuant to the Offer and the Merger under the HSR Act shall not have expired or been terminated, or (iii) at any time on or after November 8, 1995 and at or prior to the time of payment for any such Shares or Warrants (whether or not any Shares or Warrants have been accepted for payment or paid for pursuant to the Offer), any one or more of the following events shall have occurred and be continuing:

          (a) there has been any action taken, or any statute, rule, regulation, judgment, order or injunction promulgated, enacted, entered or deemed applicable to the Offer or the Merger, by any Governmental Entity (as defined in the Merger Agreement) that in the sole judgment of Diamond Shamrock (1) makes the acceptance for payment of or payment for Shares or Warrants illegal, challenges the acquisition by Diamond Shamrock or the Purchaser of the Shares or Warrants or otherwise seeks to restrain or prohibit consummation of the Offer or the Merger, (2) renders Diamond Shamrock unable to accept for payment, pay for or purchase Shares or Warrants, (3) seeks to impose or imposes limitations on the ability of Diamond Shamrock to acquire or hold, transfer or dispose of, or effectively to exercise any of its rights of ownership of, the Shares or Warrants, including without limitation the right to vote the Shares purchased by it on all matters properly presented to the stockholders of the Company, (4) as a result of the Offer or the Merger, seeks to require or requires Diamond Shamrock, the Company or any of their respective Subsidiaries (as defined in the Merger Agreement) or affiliates to dispose of or hold separate or otherwise limits or affects the exercise of ordinary ownership or control rights in respect to all or any significant portion of their respective businesses, assets or properties, each taken as a whole, or imposing any limitations on the ability of any such entities to conduct their respective businesses and own such assets and properties, or (5) seeks to impose or imposes any limitations on the ability of Diamond Shamrock or any of its Subsidiaries effectively to control the business or operations of the Company or any of its Subsidiaries as a result of the Offer or the Merger; or

          (b) there has been instituted or pending any action, proceeding, claim or counterclaim by or before any Governmental Entity, or any other person or entity, seeking to restrain or prohibit the making of the Offer or the Merger, seeking to obtain any significant damages from Diamond Shamrock or its Subsidiaries, or the Company or its Subsidiaries or from any other person or entity to whom or to which any of the foregoing has any indemnity obligation arising from the Offer or the Merger or seeking to prohibit the ownership by Diamond Shamrock or any of its Subsidiaries of the Shares or Warrants or of any significant portion of their businesses or assets, taken as a whole, or any significant portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or to compel Diamond Shamrock, the Company or any of their affiliates to dispose of or hold separate all or a significant portion of any of their business or assets, in each case as a result of the Offer or the Merger; or

          (c) there has occurred (1) any general suspension of, or limitation on prices for, trading in securities on the NYSE or the over-the-counter market, (2) a decline of at least 20% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 Index from November 8, 1995,
     (3) the declaration of a banking moratorium or any limitation or suspension of payments in respect of the extension of credit by banks or other lending institutions in the United States, (4) any limitation by any Governmental Entity on, or any other event which in the sole judgment of Diamond Shamrock may have a material adverse effect on, the extension of credit by banks or other lending institutions, (5) a commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States, or (6) in the case of any of the foregoing which exists at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

          (d) any material adverse change has occurred since September 30, 1995 in the business, assets, results of operations, financial condition or prospects (not including a change in prospects arising from general economic or industry conditions) of the Company and its Subsidiaries, taken as a whole; or

          (e) the Company has breached or failed to perform in any material respect any of its obligations under the Merger Agreement, including without limitation a failure to cause the Rights to be redeemed as provided for therein; or

          (f) any of the representations and warranties of the Company contained in the Merger Agreement shall not have been true and correct when made or have since ceased to be true and correct and remain incorrect at the Expiration Date; or

          (g) it shall have been publicly disclosed or Diamond Shamrock shall have learned that any person or entity shall have entered into a definitive agreement or an agreement in principle with the Company with respect to a tender offer or exchange offer for any shares of capital stock of the Company (including without limitation the Shares and Warrants) or a merger, consolidation or other business combination or any acquisition or disposition of any material assets or any comparable event with or involving the Company or any of its Subsidiaries; or

          (h) the Company's Board of Directors shall have failed to recommend and approve, or shall no longer recommend and approve, the Offer or the adoption of the Merger Agreement, or shall modify or amend its recommendation and approval with respect thereto, or shall have resolved to do any of the foregoing; or

          (i) the Merger Agreement has terminated in accordance with its terms;
     or

          (j) Diamond Shamrock and the Company agree that the Purchaser shall amend or terminate the Offer;

which, in the sole judgment of Diamond Shamrock, and in each case regardless of the circumstances (including without limitation any inaction by Diamond Shamrock or its affiliates other than a material breach by Diamond Shamrock or its affiliates of the Merger Agreement), with respect to each and every matter referred to above makes it inadvisable to proceed with the Offer or with such acceptance for payment or purchase of or such payment for the Shares and Warrants.

     The foregoing conditions (i) may be asserted by Diamond Shamrock or the Purchaser regardless of the circumstances (including any action or inaction by Diamond Shamrock or any of its affiliates other than a material breach by Diamond Shamrock or the Purchaser of the Merger Agreement) giving rise to such condition and (ii) other than the Minimum Condition, are for the sole benefit of Diamond Shamrock and its affiliates. The foregoing conditions, except as otherwise provided in the Merger Agreement, may be waived by Diamond Shamrock, in whole or in part, at any time and from time to time in its sole discretion. The failure by Diamond Shamrock at any time to exercise any of the foregoing rights will not be deemed a waiver of any right and each right will be deemed an ongoing right which may be asserted by Diamond Shamrock at any time and from time to time. Any determination by Diamond Shamrock concerning the events described above will be final and binding upon all parties.

7. PRICE RANGES OF SHARES AND WARRANTS; DIVIDENDS.

     Since November 16, 1994, the Shares have traded on the NYSE under the symbol "NCS." According to the Company's 1995 10-K, from March 10, 1993 through November 15, 1994, the Common Stock was traded on the NASDAQ National Market System ("NASDAQ-NMS"). The following table sets forth, for the periods indicated, the high and low sales prices of the Shares as reported by published financial sources. Based on publicly available information, the Company has never paid a dividend on its Common Stock, other than the Rights which were distributed in the form of a dividend on September 11, 1995. The sales quotations per Share include the associated Right for any prices after September 11, 1995.

                            PRICE RANGES FOR SHARES

                                                                            HIGH      LOW
                                                                           -------  -------
    Fiscal Year Ended June 30, 1994:
      First Quarter......................................................   $16.75   $12.75
      Second Quarter.....................................................    17.00    13.25
      Third Quarter......................................................    20.25    15.75
      Fourth Quarter.....................................................    17.00    10.25
    Fiscal Year Ended June 30, 1995:
      First Quarter......................................................    11.50     7.50
      Second Quarter.....................................................     8.88     6.38
      Third Quarter......................................................    10.63     8.38
      Fourth Quarter.....................................................    13.00     8.63
    Fiscal Year Ended June 30, 1996:
      First Quarter......................................................    24.00    11.75
      Second Quarter (through November 13, 1995).........................    26.75    23.38
                                                                            ------   ------

     On August 11, 1995, the last full trading day prior to the public announcement of a $17.00 per Share acquisition proposal by The Circle K Corporation ("Circle K"), the reported closing price of the Shares on the NYSE Composite Tape was $13.75 per Share. On November 7, 1995, the last full trading day prior to the announcement of the Merger Agreement, the reported closing price of the Shares on the NYSE Composite Tape was $25.63 per Share. On November 13, 1995, the last full trading day prior to the commencement of the Offer, the reported closing price of the Shares on the NYSE Composite Tape was $26.63 per Share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     Diamond Shamrock has been informed by the Company that since April 15, 1993, the Warrants were traded on the NASDAQ-NMS under the symbol "NCSIW" and on December 1, 1994, the Warrants ceased to trade on the NASDAQ-NMS and commenced trading under such symbol on the NASDAQ Small-Cap Market (the "NASDAQ Stock Market"). The following table sets forth, for the periods indicated, the high and low sales prices for the periods before December 1, 1994, and the high and low closing bid prices for the periods after December 1, 1994, in each case as reported by published financial sources.

                           PRICE RANGES FOR WARRANTS

                                                                             HIGH     LOW
                                                                             -----   -----
    Fiscal Year Ended June 30, 1994:
      First Quarter........................................................  $4.75   $3.50
      Second Quarter.......................................................   5.75    3.50
      Third Quarter........................................................   7.75    5.00
      Fourth Quarter.......................................................   5.75    2.75
    Fiscal Year Ended June 30, 1995:
      First Quarter........................................................   3.00    1.50
      Second Quarter.......................................................   1.50    0.63
      Third Quarter........................................................   1.25    0.63
      Fourth Quarter.......................................................   2.13    0.88
    Fiscal Year Ended June 30, 1996:
      First Quarter........................................................   6.13    1.13
      Second Quarter (through November 13, 1995)...........................   9.00    5.50
                                                                              ----    ----

     On August 11, 1995, the last full trading day prior to the public announcement of a $17.00 per Share acquisition proposal by Circle K, the reported closing bid price of the Warrants on the NASDAQ Stock Market was $2.38 per Warrant. On November 7, 1995, the last day on which the Warrants traded prior to the announcement of the Merger Agreement, the reported closing bid price of the Warrants on the NASDAQ Stock Market was $8.00 per Warrant. On November 13, 1995, the last full trading day prior to the commencement of the Offer, the reported closing bid price of the Warrants on the NASDAQ Stock Market was $9.00 per Warrant. WARRANTHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE WARRANTS.

8. POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR SHARES AND WARRANTS; STOCK EXCHANGE LISTING; REGISTRATION UNDER THE EXCHANGE ACT.

     The purchase of Shares and Warrants pursuant to the Offer will reduce the number of holders of Shares and Warrants and the number of Shares and Warrants that might otherwise trade publicly. Consequently, depending upon the number of Shares and Warrants purchased and the number of remaining holders of Shares and Warrants, the purchase of Shares and Warrants pursuant to the Offer may adversely affect the liquidity and market value of the remaining Shares and Warrants held by the public.

QUOTATION -- SHARES

     Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NYSE for continued listing. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, the number of record holders of at least 100 Shares should fall below 1,200, the number of publicly held Shares (exclusive of management or other concentrated holdings) should fall below 600,000 or the aggregate market value of publicly held Shares should not exceed $5,000,000. If as a result of the purchase of Shares pursuant to the Offer, Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

     If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges or through the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") or other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of stockholders remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, as described below, and other factors.

QUOTATION -- WARRANTS

     Depending upon the number of Warrants and Shares purchased pursuant to the Offer, the Warrants may no longer meet the requirements of the National Association of Securities Dealers, Inc. (the "NASD") for continued inclusion of a Warrant in the NASDAQ Stock Market, which require among other things, that the common stock of the issuer of such Warrant continue to be listed on the NASDAQ-NMS or a national securities exchange. If these requirements are not met, the Warrants may nevertheless continue to be included in the NASDAQ Stock Market with quotations published in the NASDAQ "additional list" or in one of the "local lists." Depending upon the number of Warrants and Shares purchased pursuant to the Offer, the Warrants may no longer be "qualified" for NASDAQ Stock Market reporting and the NASDAQ Stock Market would cease to provide any quotations. If, as a result of the purchase of Warrants or Shares pursuant to the Offer or otherwise, the Warrants no longer meet the requirements of the NASD for continued inclusion in the NASDAQ Stock Market, the market for the Warrants could be adversely affected.

     In the event that the Warrants no longer meet the requirements of the NASD for continued inclusion in the NASDAQ Stock Market, it is possible that the Warrants would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Warrants and the availability of such quotations would, however, depend upon the number of holders of Warrants remaining at such time, the interests in maintaining a market in the Warrants on the part of securities firms, the possible termination of registration of the Warrants under the Exchange Act, as described below, and other factors.

MARGIN REQUIREMENTS

     The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which designation has the effect, among other things, of allowing brokers to extend credit on such Shares as collateral. Depending on factors such as the number of record holders of Shares and the number and market value of publicly held Shares following the purchase of Shares pursuant to the Offer, it is possible the Shares would no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and therefore could no longer be used as collateral for margin loans made by brokers. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or eligible for stock exchange listing.

EXCHANGE ACT REGISTRATION

     The Shares and Warrants are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the Commission if such securities are not listed on a national exchange and there are fewer than 300 holders of record of each of such securities. The termination of the registration of the Shares or Warrants under the Exchange Act would reduce the information required to be furnished by the Company to the holders thereof and to the Commission, and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirement of an annual report to stockholders and the requirements of Rule 13e-3 of the Exchange Act with respect to going private transactions, no longer applicable with respect to the Shares or Warrants or the Company. Furthermore, if a substantial number of Shares are acquired by the Purchaser, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or, with respect to certain persons, eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be margin securities or eligible for stock exchange listing or NASDAQ reporting. The Purchaser believes that the purchase of the Shares and Warrants pursuant to the Offer may result in the Shares and Warrants becoming eligible for deregistration under the Exchange Act and it is the intention of the Purchaser to cause the Company to make an application for termination of registration of the Shares and Warrants as soon as possible after successful completion of the Offer, if the Shares and Warrants are then eligible for such termination. If registration of the Shares and Warrants under the Exchange Act is not terminated prior to the Merger, registration of the Shares and Warrants under the Exchange Act will be terminated following the consummation of the Merger.

9. DIVIDENDS AND DISTRIBUTIONS.

     The Merger Agreement provides that, prior to the Effective Time, the Company will not, and will not permit any of its Subsidiaries to, (i) issue, reissue, sell or pledge or authorize or propose the issuance, reissuance, sale or pledge of any shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock, other than the issuance of Shares upon the exercise of Warrants and Options issued pursuant to the Option Plan outstanding on the date of the Merger Agreement and identified therein, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock, except that any wholly owned Subsidiary of the Company may pay dividends and make distributions to the Company or any of the Company's wholly owned Subsidiaries, or (iii) adjust, split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, except that the Company may redeem the Rights in accordance with the Merger Agreement.

     Based on publicly available information, the Company has never paid a dividend on its Common Stock, other than the Rights which were distributed in the form of a dividend on September 11, 1995.

10. CERTAIN INFORMATION CONCERNING THE COMPANY.

     GENERAL. According to the Company's 1995 10-K, the Company is a Delaware corporation with its principal offices located at 100 Waugh Drive, Houston, Texas. The following description of the Company's business has been taken from the Company's 1995 10-K.

     The Company is the largest operator of convenience stores in the state of Texas and one of the 20 largest convenience store operators in the United States. At June 30, 1995, the Company operated 661 specialty convenience stores in four cities in the state of Texas under the name Stop N Go. Eighty-two percent of the

Company's stores are located in the Houston and San Antonio areas where the Company is the largest convenience store operator. The Company was originally organized as a Texas corporation in 1959 and was reincorporated in Delaware in 1979. The Company filed for voluntary Chapter 11 bankruptcy reorganization on December 9, 1991 and emerged from such on March 9, 1993 as a result of the confirmation of the Company's Revised Fourth Amended and Restated Joint Plan of Reorganization (the "Plan of Reorganization"). In the fourth quarter of fiscal 1994, the Company divested its 80 operating convenience stores in the states of California and Georgia and acquired 88 stores in the Houston and Dallas/Fort Worth areas. With the consummation of that transaction the Company attained its goal of geographically consolidating its operations within the state of Texas.

     SUMMARY FINANCIAL INFORMATION. The following tables set forth certain summary consolidated financial information with respect to the Company and its consolidated subsidiaries derived from the audited financial statements contained in the Company's 1995 10-K and the unaudited financial statements contained in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1995. Certain amounts reflected in the Company's 1995 10-K have been reclassified to conform to the current year presentation. The summaries below are qualified by reference to such documents (which may be inspected and obtained as described below), including the financial statements and related notes contained therein.

                          THE COMPANY AND SUBSIDIARIES

                 SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                      REORGANIZED COMPANY
                                                ---------------------------------------------------------------    PREDECESSOR
                                                                                                                     COMPANY
                                                 THREE MONTHS ENDED                               PERIOD FROM      ------------
                                                                        YEAR ENDED JUNE 30,        INCEPTION       EIGHT MONTHS
                                                   SEPTEMBER 30,                                (MARCH 1, 1993)       ENDED
                                                --------------------    --------------------      TO JUNE 30,      FEBRUARY 28,
                                                  1995        1994        1995        1994           1993              1993
                                                --------    --------    --------    --------    ---------------    ------------
Sales.........................................  $236,792    $235,281    $906,023    $880,447       $ 297,985         $580,867
Costs and Expenses:
  Cost of sales...............................   175,421     175,354     683,037     658,845         222,639          429,019
  Operating expenses..........................    41,015      44,209     165,529     169,870          54,193          108,326
  General and administrative expenses.........    10,241      11,448      40,756      34,204          10,982           20,793
  Gain on sale of assets, net.................        --          --        (360)     (2,965)             --               --
  Other special charges.......................        --          --          --          --              --            6,561
                                                --------    --------    --------    --------        --------         --------
                                                 226,677     231,011     888,962     859,954         287,814          564,699
                                                --------    --------    --------    --------        --------         --------
Operating Income..............................    10,115       4,270      17,061      20,493          10,171           16,168
Other Income (Expense):
  Interest expense............................    (2,137)     (2,380)     (9,297)    (10,598)         (3,241)          (1,547)
  Interest income.............................       319         342       1,411       1,220             328               50
                                                --------    --------    --------    --------        --------         --------
Income Before Reorganization Expenses,
  Fresh-Start Adjustments, Income Tax Expense
  and Extraordinary Gain......................     8,297       2,232       9,175      11,115           7,258           14,671
Reorganization Expenses, net..................        --          --          --          --              --           (8,124)
Fresh-Start Adjustments.......................        --          --          --          --              --              382
                                                --------    --------    --------    --------        --------         --------
Income Before Income Tax Expense and
  Extraordinary Gain..........................     8,297       2,232       9,175      11,115           7,258            6,929
Income Tax Expense............................     3,468       1,089       3,883       4,280           2,869              133
                                                --------    --------    --------    --------        --------         --------
Income Before Extraordinary Gain..............     4,829       1,143       5,292       6,835           4,389            6,796
Extraordinary Gain............................        --          --          --          --              --           61,493
                                                --------    --------    --------    --------        --------         --------
Net Income....................................  $  4,829    $  1,143    $  5,292    $  6,835       $   4,389         $ 68,289
                                                ========    ========    ========    ========        ========         ========
Earnings Per Share............................  $   0.70    $   0.19    $   0.87    $   1.09       $    0.70           *
                                                ========    ========    ========    ========        ========
Weighted Average Common and Common Equivalent
  Shares Outstanding..........................     6,997       6,050       6,061       6,274           6,291           *
                                                ========    ========    ========    ========        ========

---------------
* Not meaningful.

                          THE COMPANY AND SUBSIDIARIES

                      SUMMARY CONSOLIDATED BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)

                                                                                     JUNE 30,
                                                                                -------------------
                                                                                  1995       1994
                                                                SEPTEMBER 30,   --------   --------
                                                                    1995
                                                                -------------
                                                                (UNAUDITED)
ASSETS
Current Assets:
  Cash and cash equivalents, $8,395, $9,093 and $14,083
     reserved................................................     $  40,633     $ 31,497   $ 48,797
  Accounts receivable, net...................................         5,736        5,296      5,727
  Inventories................................................        35,685       36,555     39,626
  Prepaid expenses...........................................         2,337        2,518      4,775
  Deferred tax asset.........................................         5,610        5,610      4,259
                                                                   --------     --------   --------
          Total Current Assets...............................        90,001       81,476    103,184
Property and Equipment, net of Accumulated Depreciation......       164,077      162,508    158,075
Other Assets:
  Reorganization value in excess of amounts allocable to
     identifiable assets, net................................        23,600       23,939     34,542
  Deferred tax asset, net....................................         2,421        5,620      1,812
  Other assets, net..........................................        10,975       10,781      8,915
                                                                   --------     --------   --------
          Total Other Assets.................................        36,996       40,340     45,269
                                                                   --------     --------   --------
                                                                  $ 291,074     $284,324   $306,528
                                                                   ========     ========   ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable and accrued expenses......................     $  66,123     $ 61,625   $ 75,563
  Current portion of long-term debt..........................        10,953       12,061     12,103
                                                                   --------     --------   --------
          Total Current Liabilities..........................        77,076       73,686     87,666
Long-Term Debt...............................................        88,360       90,256    107,204
Other Long-Term Liabilities..................................        40,250       40,342     36,910
Commitments and Contingencies
Stockholders' Equity:
  Common Stock, par value $.01 per share; 50,000,000 shares
     authorized;
     6,090,325, 6,050,075 and 6,050,069 shares issued and
     outstanding.............................................            61           61         61
  Series A Junior Participating Preferred Stock, par value
     $1.00 per share; 100,000 shares authorized as of
     September 11, 1995; 0 shares issued.....................            --           --         --
  Additional paid-in capital.................................        63,982       63,463     63,463
  Retained earnings..........................................        21,345       16,516     11,224
                                                                   --------     --------   --------
          Total Stockholders' Equity.........................        85,388       80,040     74,748
                                                                   --------     --------   --------
                                                                  $ 291,074     $284,324   $306,528
                                                                   ========     ========   ========

     OTHER INFORMATION. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in such proxy statements or annual reports and distributed to the Company's securityholders and filed with the Commission. Such reports, proxy statements and other information is available for inspection at the public reference facilities of the Commission located at 450 Fifth

Street, N.W., Washington, D.C. 20549, and is also available for inspection and copying at the regional offices of the Commission located at Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such material should also be available for inspection at the library of the NYSE, 20 Broad Street, 7th Floor, New York, New York 10005.

     CERTAIN PROJECTIONS. The Company does not as a matter of course make public projections as to future operating results. However, in connection with its discussions regarding a possible transaction with the Company, the Company provided Diamond Shamrock certain projections for the Company. Diamond Shamrock, the Purchaser and the Dealer Manager understand that such projections are based on assumptions as to many matters which are beyond the control of the Company and cannot be accurately predicted. BECAUSE SUCH PROJECTIONS ARE INHERENTLY SUBJECT TO UNCERTAINTIES BEYOND THE CONTROL OF THE COMPANY, DIAMOND SHAMROCK, THE PURCHASER AND THE DEALER MANAGER, AND ARE BASED UPON ASSUMPTIONS AS TO FUTURE EVENTS, INCLUDING THOSE DISCUSSED BELOW, NONE OF DIAMOND SHAMROCK, THE PURCHASER, THE COMPANY OR THE DEALER MANAGER ASSUMES ANY RESPONSIBILITY FOR THEIR ACCURACY. There can be no assurance that such projections will be realized and should not be relied on as such. The projections were not prepared with a view toward public disclosure or compliance with published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections. The information is being included herein solely because it was furnished to Diamond Shamrock during its discussions with the Company. There may well be variations between the Company's actual future results of operations and the assumptions on which the following projections are based and such variations could be material. Accordingly, there can be no assurance that the Company's actual future results of operations will not be materially greater or less than the following projections.

     Set forth below is a summary of selected projected income statement and other data which has been provided by the Company to Diamond Shamrock as described above.

                                                  YEAR ENDING JUNE 30, (ESTIMATED)
                               ----------------------------------------------------------------------
                                  1996           1997           1998           1999           2000
                               ----------     ----------     ----------     ----------     ----------
                               (AMOUNTS IN THOUSANDS)
Sales........................  $  936,462     $1,028,703     $1,117,549     $1,220,239     $1,296,516
Operating profit.............      28,237         38,350         50,012         63,611         75,156
EBITDA(1)....................      45,254         59,830         75,026         90,605        103,314

                                                  YEAR ENDING JUNE 30, (ESTIMATED)
                               ----------------------------------------------------------------------
                                  2001           2002           2003           2004           2005
                               ----------     ----------     ----------     ----------     ----------
                               (AMOUNTS IN THOUSANDS)
Sales........................  $1,376,802     $1,461,301     $1,550,213     $1,643,755     $1,742,152
Operating profit.............      87,948        101,746        116,663        133,397        152,713
EBITDA(1)....................     117,234        132,160        148,205        166,190        186,679

---------------
(1) Earnings before interest, taxes, depreciation and amortization ("EBITDA"). EBITDA should not be construed as an alternative to operating profit (determined in accordance with generally accepted accounting principles) or as an indicator of the Company's operating performance or to cash flows from operating activities as a measure of liquidity.

     Diamond Shamrock has been informed by the Company that the principal assumptions underlying the foregoing projections were as follows: (i) the Company will operate 660 stores throughout the projection period, including 599 stores which sell gasoline, it being assumed that the number of new stores opened and stores closed during the projection period will be equal; (ii) five new stores will be opened in each year beginning 1996 through 1998 and ten new stores will be opened in each year thereafter; (iii) per store merchandise annual growth rates during the projection period range from 5.5% to 6.2% in the case of merchandise revenue and 7.4% to 12.5% in the case of gasoline gallon sales; (iv) merchandise gross margin is approximately 32% throughout the projection period while gasoline profit (in cents per gallon) increases at 3% each year during the projection period; and (v) operating expenses grow at a compound annual rate of approximately 4% and overhead expenses grow at an assumed annual inflation rate of 2.5%.

     Except as otherwise noted in this Offer to Purchase, all of the information with respect to the Company set forth in this Offer to Purchase has been derived from publicly available information. Although none of Diamond Shamrock, the Purchaser or the Dealer Manager has any knowledge that any such information is untrue, none of Diamond Shamrock, the Purchaser or the Dealer Manager takes responsibility for the accuracy or completeness of information contained in this Offer to Purchase with respect to the Company or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information.

11. CERTAIN INFORMATION CONCERNING DIAMOND SHAMROCK AND THE PURCHASER.

     Diamond Shamrock and the Purchaser are Delaware corporations with their principal executive offices located at 9830 Colonnade Boulevard, San Antonio, Texas 78230. The Purchaser is a newly formed corporation and a wholly owned subsidiary of Diamond Shamrock. The Purchaser has not conducted any business other than in connection with the Offer and the Merger. Diamond Shamrock is the leading independent refiner and marketer of petroleum products in the southwestern United States. Diamond Shamrock operates two crude oil refineries located in Texas and is engaged in the wholesale and retail marketing of refined petroleum products produced at its refineries as well as by other refining companies in its marketing area. Diamond Shamrock sells gasoline and merchandise through company-operated retail outlets concentrated in Texas, Colorado, New Mexico and Louisiana, and distributes gasoline through independently owned Diamond Shamrock branded outlets in Texas and nearby states. Diamond Shamrock also stores and markets natural gas liquids, manufactures and markets anhydrous ammonia and polymer-grade propylene and operates certain other related businesses.

     Diamond Shamrock is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, files reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning Diamond Shamrock's directors and officers, their remuneration, options granted to them, the principal holders of Diamond Shamrock's securities and any material interest of such persons in transactions with Diamond Shamrock is required to be disclosed in proxy statements distributed to Diamond Shamrock's stockholders and filed with the Commission. Such reports, proxy statements and other information is available for inspection and copies may be obtained from the offices of the Commission or the NYSE in the manner described in Section 10. Diamond Shamrock hereby incorporates by this reference the financial statements filed as Exhibit
13.2 to Diamond Shamrock's Annual Report on Form 10-K for its fiscal year ended December 31, 1994, which was filed with the Commission on March 27, 1995.

     The name, citizenship, business address, present principal occupation or employment and material positions held during the past five years of each of the directors and executive officers of Diamond Shamrock and the Purchaser are set forth in Annex I hereto.

     Except for 65 Shares owned by Diamond Shamrock (which Shares represent less than 0.1% of the outstanding Shares) and except as described in this Offer to Purchase, (i) none of Diamond Shamrock or the Purchaser or, to the knowledge of Diamond Shamrock or the Purchaser, any of the persons listed in Annex I hereto, or any associate or majority-owned subsidiary of Diamond Shamrock or the Purchaser or any of the persons so listed, beneficially owns any security of the Company or has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies and (ii) none of Diamond Shamrock or the Purchaser or, to the knowledge of Diamond Shamrock or the Purchaser, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any security of the Company during the past 60 days.

     Except as described in this Offer to Purchase, none of Diamond Shamrock or the Purchaser or, to the knowledge of Diamond Shamrock or the Purchaser, any of the persons listed in Annex I hereto, has had, since July 1, 1992, any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between the Purchaser or Diamond Shamrock or their respective subsidiaries or, to the knowledge of the Purchaser and Diamond Shamrock, any of the persons listed on Annex I, and the Company or its affiliates, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

12. SOURCE AND AMOUNT OF FUNDS.

     The total amount of funds required by the Purchaser to purchase all Shares and Warrants which may be tendered at the Share Offer Price and the Warrant Offer Price and to pay related fees and expenses is estimated to be approximately $205 million. Diamond Shamrock intends to obtain the funds from loans to be provided by Bank of America National Trust and Savings Association ("BofA"). BofA has entered into a commitment letter with Diamond Shamrock, dated November 2, 1995 (the "Commitment"), pursuant to which BofA has committed to provide up to $340 million in borrowings under an unsecured senior credit facility (the "Credit Facility") to finance the Offer, to pay related fees and expenses and to refinance up to approximately $100 million of the Company's existing indebtedness. It is anticipated that BofA will syndicate the Credit Facility to a group of commercial banks.

     BofA's obligations under the Commitment are subject to the following conditions, among others: (i) the negotiation and execution of a definitive loan agreement and other appropriate documentation relating to the Credit Facility and (ii) there being no material adverse change in the financial condition, business, operations, properties or prospects of Diamond Shamrock, its subsidiaries and the Company, taken as a whole, since the date of the most recent audited financial statements relating to those entities provided to BofA prior to the date of the Commitment.

     The Credit Facility is a revolving term facility, the amount of which is to be reduced semi-annually by 25% of the amount of the Commitment, beginning September 30, 1999. Its repayment will be guaranteed by the significant subsidiaries of Diamond Shamrock. A commitment fee is payable quarterly in arrears on unadvanced portions of the Commitment at rates ranging from 0.1% to 0.25% per annum, based on the ratings assigned to Diamond Shamrock's unsecured senior long-term debt (the "Senior Debt Rating") by Standard & Poor's Corporation and by Moody's Investor Service, Inc. Amounts advanced under the Commitment will bear interest, at Diamond Shamrock's option, (i) at a variable rate equal to the higher of BofA's prime rate or 0.5% over the rate obtainable by BofA in the Federal Funds market or (ii) at a variable rate equal to the rate offered by BofA as its London Interbank Offered Rate to major banks in the London Interbank Market for one-, two-, three- or six-month dollar deposits, adjusted for the cost of reserves and rounded to the nearest 1/16th percent, plus a margin of between 0.30% and 0.75% per annum, based upon Diamond Shamrock's Senior Debt Rating.

     It is anticipated that the indebtedness incurred by Diamond Shamrock under the Credit Facility will be repaid from funds generated internally by Diamond Shamrock and its subsidiaries (including, after the Merger, if consummated, funds generated by the Company and its subsidiaries), with the proceeds of borrowings, capital markets transactions or through a combination of such sources. No final decisions have been made concerning the method Diamond Shamrock will employ to repay such indebtedness. Such decisions, when made, will be based on Diamond Shamrock's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions.

13. CONTACTS WITH THE COMPANY; BACKGROUND OF THE OFFER.

     MERGER NEGOTIATIONS. On August 9, 1995, Roger R. Hemminghaus, Diamond Shamrock's Chairman, President and Chief Executive Officer, met with V.H. Van Horn, the President and Chief Executive Officer of the Company. In that meeting, Mr. Hemminghaus informed Mr. Van Horn that Diamond Shamrock believed that a business combination transaction between the two companies might be mutually advantageous and that Diamond Shamrock was interested in exploring that possibility on a negotiated basis. Mr. Van Horn informed Mr. Hemminghaus that the Company believed that its recent marketing strategies and capital spending programs were beginning to result in significant improvements in the Company's results of operations and indicated that the Company would prefer to remain independent.

     On August 18, 1995, following the public announcement that Circle K proposed to acquire the Company for $17.00 per Share, Mr. Hemminghaus again contacted Mr. Van Horn. Mr. Hemminghaus informed Mr. Van Horn that Diamond Shamrock continued to be interested in exploring a possible business combination transaction. Mr. Van Horn informed Mr. Hemminghaus that the Company was in the process of analyzing Circle K's proposal and related matters and, therefore, was unable to respond to Diamond Shamrock's interest at that time.

     On September 14, 1995, following Circle K's earlier public announcement that it had increased the price at which it proposed to acquire the Company to $20.00 per Share, Mr. Hemminghaus contacted Mr. Van Horn and informed Mr. Van Horn that Diamond Shamrock was prepared to make an alternative proposal at a price higher than that proposed by Circle K. Later that day, Diamond Shamrock sent the Company a written proposal indicating Diamond Shamrock's willingness to pursue the possible acquisition of the Company at $23.50 per Share and $5.75 per Warrant.

     On October 2, 1995, Diamond Shamrock and the Company entered into a letter agreement pursuant to which the Company agreed to provide Diamond Shamrock with information regarding the Company. Thereafter, the Company and its representatives furnished Diamond Shamrock with information regarding the Company, including the projections described in Section 10.

     On November 3, 1995, Diamond Shamrock submitted a proposal to acquire the Company in accordance with the Company's bidding procedures. Thereafter, Diamond Shamrock was contacted by representatives of the Company to clarify certain matters relating to Diamond Shamrock's proposal. After clarification of these matters, representatives of Diamond Shamrock and the Company entered into negotiations of a definitive merger agreement.

     On the evening of November 7, 1995, Diamond Shamrock was informed that the Company's Board of Directors had met and approved the Merger Agreement. Immediately thereafter, Diamond Shamrock, the Purchaser and the Company executed the Merger Agreement pursuant to which the Purchaser agreed to make the Offer.

     PROPOSED CONSULTING ARRANGEMENT. Following the execution of the Merger Agreement, Mr. Hemminghaus informed Mr. Van Horn that Diamond Shamrock would be interested in exploring the possibility of Mr. Van Horn becoming a consultant following the consummation of the Merger to assist Diamond Shamrock in the transition following the Merger and with respect to other matters related to retail marketing. As of November 14, 1995, the specific terms of any such consulting arrangement had not been agreed to by Diamond Shamrock and Mr. Van Horn.

14. PURPOSE OF THE OFFER AND THE MERGER; THE MERGER AGREEMENT; PLANS OF DIAMOND SHAMROCK AND THE PURCHASER WITH RESPECT TO THE COMPANY.

     PURPOSE OF THE OFFER; PLANS FOR THE COMPANY. The purpose of the Offer and the Merger and the Merger Agreement is for Diamond Shamrock to acquire control of, and the entire equity interest in, the Company. The Offer is intended to increase the likelihood that the Merger will be effected promptly. Following the completion of the Merger, Diamond Shamrock presently intends to operate the Company as a wholly owned subsidiary of Diamond Shamrock and to integrate the Company's business into Diamond Shamrock's marketing operations.

     THE MERGER AGREEMENT. The following is a summary of the material terms of the Merger Agreement. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof, which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Purchaser's Tender Offer Statement on Schedule 14D-1 (the

"Schedule 14D-1") filed with the Commission in connection with the Offer. The Merger Agreement may be examined, and copies thereof may be obtained, in the manner described in Section 17.

     The Offer. The Merger Agreement provides for the commencement by the Purchaser of the Offer. Pursuant to the Merger Agreement, the Purchaser has expressly reserved the right to (i) waive any condition of the Offer (other than the Minimum Condition), (ii) increase the Share Offer Price or the Warrant Offer Price, or (iii) extend the Offer if any condition thereto is not satisfied, but has agreed that it will not, without the prior written consent of the Company
(a) decrease the Share Offer Price or the Warrant Offer Price, (b) decrease the number of Shares or Warrants sought to be purchased pursuant to the Offer, (c) change the form of consideration to be paid pursuant to the Offer, (d) add to or change the conditions to the Offer, (e) change or waive the Minimum Condition, or (f) make any other change in the terms or conditions of the Offer which is materially adverse to holders of Shares or Warrants. The Merger Agreement provides that if all conditions of the Offer have not been satisfied or waived prior to the initial Expiration Date, the Purchaser will extend the Offer until the earlier of the consummation of the Offer or the 60th calendar day after commencement of the Offer.

     Recommendation. The Board of Directors of the Company, based in part on the opinion of Merrill Lynch that the proposed consideration to be paid in the Offer and the Merger is fair from a financial point of view to the holders of Shares and Warrants, determined that the Offer and the Merger are in the best interests of the Company's securityholders, approved the Merger Agreement and the transactions contemplated thereby, and recommends that holders of Shares and Warrants accept the Offer and tender their Shares and Warrants pursuant to the Offer. The Merger Agreement provides that if the Board of Directors of the Company, after consulting with its outside counsel and financial advisor, determines in good faith, and based in part on a written opinion of outside counsel, that its fiduciary duties require that it withdraw, modify or amend in a manner adverse to Diamond Shamrock its favorable recommendation of the Offer or the Merger in order to approve the execution of a definitive agreement with respect to an Acquisition Transaction (as defined in the Merger Agreement) with another party which the Board of Directors of the Company has determined in good faith is financially superior to the transactions contemplated by the Merger Agreement, such withdrawal, modification or amendment will not constitute a breach of the Merger Agreement but will entitle the Purchaser to receive a termination fee. See "-- Termination" below.

     Board Representation. The Merger Agreement provides that, upon the Purchaser's acceptance for payment of Shares and Warrants pursuant to the Offer, the Purchaser will be entitled, subject to compliance with applicable law and the Company Charter, to designate at its option up to that number of members, rounded up to the nearest whole number, of the Company's Board of Directors as will make the percentage of the Company's directors designated by the Purchaser equal to the percentage of outstanding Shares held by Diamond Shamrock and any of its wholly owned subsidiaries, and the Company has agreed that it will, upon the request of the Purchaser, promptly increase the size of the Company's Board of Directors and/or use its reasonable best efforts to secure the resignation of such number of directors as is necessary to enable the Purchaser's designees to be so elected and will use its reasonable best efforts to cause the Purchaser's designees to be so elected, subject to Section 14(f) of the Exchange Act. However, prior to the Effective Time, the Company will use its reasonable best efforts to assure that the Company's Board of Directors has at least two members who are directors of the Company as of November 8, 1995. At such times, the Company will use its reasonable best efforts, subject to any limitations imposed by applicable laws or rules of the NYSE, to cause persons designated by Diamond Shamrock to constitute the same percentage as such persons represent on the Company's Board of Directors of (i) each committee of the Board of Directors of the Company, (ii) each board of directors or board of management of each Subsidiary of the Company, and (iii) each committee of each such board.

     The Merger. The Merger Agreement provides that, on the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the DGCL, as soon as practicable following the satisfaction or waiver, if permissible, of the conditions described below under "-- Conditions to the Merger," at the Effective Time, the Purchaser will be merged with and into the Company, with the Company, as the Surviving Corporation, becoming a wholly owned subsidiary of Diamond Shamrock. At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than

Shares owned by Diamond Shamrock, the Purchaser or any other direct or indirect subsidiary of Diamond Shamrock or held in the treasury of the Company, all of which will be cancelled, and Shares owned by stockholders who have complied with all of the relevant provisions of Article IX of the Company Charter and who have perfected their appraisal rights under the DGCL) will be converted into the right to receive the Merger Consideration, without interest thereon, net to the holder (pre-tax) in cash, and each share of common stock of the Purchaser issued and outstanding immediately prior to the Effective Time will be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation. Pursuant to the terms of the Warrant Agreement, each then-outstanding Warrant (other than Warrants held in the treasury of the Company, which shall be cancelled) will remain outstanding and, from and after the Effective Time, each holder of Warrants will have the right to obtain upon exercise of each Warrant and payment of the exercise price thereof, in lieu of the one Share theretofore issuable upon exercise of such Warrant, the Merger Consideration, without interest thereon, net to the holder (pre-tax) in cash. Under the Merger Agreement and subject to the terms and conditions thereof, each of Diamond Shamrock, the Purchaser and the Company agreed to use its reasonable best efforts to cause the Merger to occur within 90 calendar days after the purchase of the securities pursuant to the Offer. The Merger will become effective at the time of filing of a certificate of merger, or certificate of ownership and merger, as required by the DGCL.

     Stockholder Meeting. The Merger Agreement provides that, if required by applicable law in order to consummate the Merger, the Company will, subject to its fiduciary duties under applicable law as advised in the written opinion of outside counsel to the Company, duly call a special meeting of its stockholders (the "Special Meeting") as soon as practicable following the acceptance for payment of Shares and Warrants in the Offer to consider and vote upon the adoption of the Merger and the Merger Agreement. Diamond Shamrock and the Purchaser have agreed to cause all Shares then owned by Diamond Shamrock, the Purchaser or any other subsidiary of Diamond Shamrock to be voted at the Special Meeting in favor of the adoption of the Merger Agreement. Diamond Shamrock has also agreed that it or the Purchaser will, prior to the record date for the Special Meeting, exercise such number of Warrants as may be necessary to assure that no affirmative vote of any holder of Shares other than Diamond Shamrock or the Purchaser is required for the adoption of the Merger Agreement. If the Minimum Condition is satisfied and the Purchaser purchases Shares and Warrants pursuant to the Offer, the Purchaser will be able to effect the adoption of the Merger Agreement at a meeting of the Company's stockholders without the affirmative vote or consent of any other stockholder of the Company. The Merger Agreement provides that in the event that the Purchaser acquires at least 90% of the outstanding Shares pursuant to the Offer or otherwise, Diamond Shamrock will, subject to its termination rights under the Merger Agreement, take all necessary and appropriate action (including the exercise of Warrants to the extent necessary to achieve the 90% threshold) to cause the Merger to become effective, as soon as practicable after the acceptance for payment of Shares and Warrants in the Offer, but in no event later than 10 business days (or such other time as the Company (acting through the directors of the Company then in office who are directors of the Company on November 8, 1995) and Parent may agree) thereafter in accordance with Section 253 of the DGCL.

     Company Options. The Merger Agreement provides that all Options, whether or not exercisable, will, subject to the prior written approval of the optionee, be cancelled and each optionee will be entitled to receive promptly after the acceptance of Shares and Warrants for payment in the Offer, in cancellation and settlement of such Option, a cash payment from the Company in an amount equal to the difference between the Share Offer Price and the per share exercise price of such Option, multiplied by the number of Shares covered by such Option. Pursuant to the Merger Agreement, the Board of Directors of the Company has fixed the Effective Time as the date on which Options granted under the Option Plan which are not cancelled as provided in the preceding sentence will terminate pursuant to the Option Plan. Accordingly, holders of Options desiring to tender Shares issuable upon exercise thereof must exercise such Options in accordance with the terms thereof and then tender Shares issued upon such exercise pursuant to the procedures set forth in Section 2. There can be no assurance that Shares issued upon such exercise will be received in time to allow the holders thereof to tender such Shares pursuant to the Offer.

     Representations and Warranties. The Merger Agreement contains representations and warranties by the Company, relating to, among other things
(i) the organization of the Company and its subsidiaries and other corporate matters, (ii) the capital structure of the Company, (iii) the authorization, execution, delivery and consummation of the transactions contemplated by the Merger Agreement, (iv) consents and approvals, (v) documents filed by the Company with the Commission and the accuracy of the information contained therein, (vi) the accuracy of the information contained in documents filed with the Commission in connection with the Offer and the Merger, (vii) litigation,
(viii) absence of changes, (ix) conflicts, (x) taxes and (xi) receipt of an opinion of a financial advisor. In addition, the Merger Agreement contains representations and warranties by Diamond Shamrock and the Purchaser, relating to, among other things, (a) the organization of Diamond Shamrock and the Purchaser and other corporate matters, (b) the authorization, execution, delivery and consummation of the transactions contemplated by the Merger Agreement, (c) the accuracy of information contained in documents filed with the Commission in connection with the Offer and the Merger, (d) required consents and approvals, (e) conflicts and (f) receipt of a financing commitment.

     Redemption of Rights. The Merger Agreement provides that (i) the Company will redeem the Rights immediately prior to the Purchaser's acceptance for payment of Shares and Warrants pursuant to the Offer and will not otherwise redeem the Rights, or amend or terminate the Rights Agreement, unless required to do so by a court of competent jurisdiction and (ii) the Board of Directors of the Company will take all action necessary to defer the Distribution Date to prevent the occurrence of the Distribution Date as a result of the commencement of the Offer or the consummation of the transactions contemplated by the Merger Agreement.

     Conduct of Business Pending the Merger. Pursuant to the Merger Agreement, the Company has agreed that, prior to the Effective Time, except as otherwise provided in the Merger Agreement or with the prior written consent of Diamond Shamrock, the Company will, and will cause each of its Subsidiaries to, conduct its operations only in the ordinary and usual course of business consistent with past practice. The Company has further agreed that it will use all reasonable efforts, and will cause each of its Subsidiaries to use all reasonable efforts, to (i) preserve intact the present business organization of the Company and its Subsidiaries, (ii) keep available the services of the present officers and employees of the Company and its Subsidiaries, and (iii) preserve the material relationships of the Company and its Subsidiaries with licensors, licensees, customers, suppliers, employees and any others having business dealings with the Company or any of its Subsidiaries.

     The Company has agreed that, except as expressly contemplated by the Merger Agreement, the Company will not, and will not permit its Subsidiaries to, prior to the Effective Time, (i) adopt any amendment to its certificate of incorporation or by-laws or comparable organizational documents or the Rights Agreement, (ii) take any of the actions with respect to dividends or distributions of its Common Stock as described in Section 9, (iii) incur, assume or pre-pay any long-term debt or incur or assume any short-term debt, except that the Company and its Subsidiaries may incur or pre-pay debt in the ordinary course of business consistent with past practice under existing lines of credit,
(iv) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity, except in the ordinary course of business consistent with past practice, (v) make any loans, advances or capital contributions to, or investments in, any other person or entity except for loans, advances, capital contributions or investments between the Company and any of its wholly owned Subsidiaries or between wholly owned Subsidiaries of the Company in the ordinary course of business consistent with past practice, (vi) settle or compromise any suit or claim or threatened suit or claim relating to the transactions contemplated by the Merger Agreement, (vii) except for increases in salary, wages or benefits of employees of the Company or its Subsidiaries (other than officers and directors of the Company) in accordance with past practice, and except for increases in salary, wages and benefits granted to employees of the Company or its Subsidiaries (other than officers and directors of the Company) in conjunction with promotions or other changes in job status consistent with past practice or required under existing agreements, increase the compensation or fringe benefits payable or to become payable to its directors, officers or employees (whether from the Company or any of its Subsidiaries) or pay any benefit not required by any existing plan or arrangement (including the granting of, or waiver of performance or other vesting criteria under, stock options, or grant any severance or termination pay to (except pursuant to existing agreements or policies), or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any of its Subsidiaries) or establish, adopt, enter into, terminate or amend any bonus, profit sharing, thrift, compensation, stock option, pension, retirement, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees (except as may be necessary to comply with applicable law), (viii) acquire (except as permitted by clause (x) below), sell, lease or dispose of or pledge, mortgage or encumber any assets (including licenses, permits and other rights) of the Company and its Subsidiaries other than in the ordinary course of business consistent with past practice and in each case not exceeding $250,000, or enter into any commitment or transaction outside the ordinary course of business consistent with past practice other than transactions between a wholly owned Subsidiary of the Company and the Company or between wholly owned Subsidiaries of the Company, (ix) (a) modify, amend or terminate any contract, license or permit, (b) waive, release, relinquish or assign any contract (including any insurance policy) or other license, permit, right or claim, or
(c) cancel or forgive any indebtedness owed to the Company or its Subsidiaries, other than in each case in a manner in the ordinary course of business consistent with past practice and which is not material to the business of the Company and its Subsidiaries, (x) authorize, commit to or make any capital expenditures except pursuant to and in accordance with the capital budget previously provided to Diamond Shamrock, (xi) make any tax election not required by law or settle or compromise any tax liability, in either case that is material to the Company and its Subsidiaries, (xii) change any of the accounting principles or practices used by it except as required by the Commission or the Financial Accounting Standards Board, or (xiii) agree in writing or otherwise to take any of the foregoing actions or any action which would make any representation or warranty in the Merger Agreement untrue or incorrect in any material respect.

     Access. Pursuant to the Merger Agreement, the Company has agreed that it will (i) give Diamond Shamrock and its authorized representatives reasonable access to all stores, offices, warehouses and other facilities and to all books and records of the Company and its Subsidiaries, (ii) permit Diamond Shamrock to make such inspections as it may reasonably require, and (iii) cause its officers and those of its Subsidiaries to furnish Diamond Shamrock such financial and operating data and other information with respect to the business and properties of the Company and its Subsidiaries as Diamond Shamrock may from time to time reasonably request. In this regard, Diamond Shamrock has agreed to comply with the terms of the Confidentiality Agreement between Diamond Shamrock and the Company, dated October 2, 1995, which provides generally that confidential information furnished by or on behalf of the Company will be used solely for the purpose of evaluating a possible investment in the Company and that the recipient of such information will take appropriate measures to safeguard the confidentiality thereof.

     Exclusivity. The Merger Agreement provides that until the earlier of the termination of the Merger Agreement or the Effective Time, the Company will not, and will cause its officers, directors, Subsidiaries, affiliates, representatives or agents, directly or indirectly, not to, (i) negotiate, undertake, authorize, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction (other than the Offer and the Merger) involving any sale, transfer or other disposition or other change of ownership (whether by tender or exchange offer or otherwise) of any securities of the Company or any of its Subsidiaries, or any assets of the Company or any of its direct or indirect Subsidiaries constituting 1% or more of the consolidated assets of the Company or 1% or more of the consolidated revenues of the Company, whether in a single transaction or series of related transactions (an "Acquisition Transaction"), (ii) solicit or initiate the submission of a proposal or offer in respect of, or engage in negotiations concerning, an Acquisition Transaction, or (iii) furnish or cause to be furnished to any corporation, partnership, person or other entity or group (other than Diamond Shamrock, the Purchaser and their representatives) any non-public information concerning the business, operations, properties or assets of the Company in connection with an Acquisition Transaction. The Merger Agreement also provides that the Company will inform Diamond Shamrock promptly, and in any event within one day, of its receipt of any proposal or bid in respect of any Acquisition Transaction and provide Diamond Shamrock with copies of any written proposal or bid. The Merger Agreement further provides that the Company and its officers, directors, Subsidiaries, representatives and agents may engage in discussions or negotiations with, and may furnish information to, a third party or its representative who makes a written proposal with respect to an Acquisition Transaction if (a) the Company's Board of Directors determines in good faith after consultation with its financial advisors that such proposal may reasonably be expected to result in a transaction that is financially superior to the transactions contemplated in the Merger Agreement and (b) the Board of Directors of the Company determines in good faith after receipt of a written opinion of outside counsel that such actions are required by its fiduciary duties under applicable law.

     Certain Other Agreements. Pursuant to the Merger Agreement and subject to the terms and conditions thereof and to the fiduciary duties of their respective Boards of Directors under applicable laws as advised in the written opinion of outside counsel, each of the Company, the Purchaser and Diamond Shamrock has agreed to use its reasonable best efforts to take, or cause to be taken, all appropriate action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement, including all action reasonably required under the HSR Act; provided however, that Diamond Shamrock is not required, among other things, to waive any condition to the Offer, including taking any action that would require Diamond Shamrock, the Company or any of their respective Subsidiaries or affiliates to dispose of or hold separate all or any significant portion of Diamond Shamrock's or the Company's respective businesses, assets or properties. See Section 6.

     Directors/Officers Indemnification and Insurance. The Merger Agreement provides that the Company will defend, indemnify and hold harmless, and after the Effective Time, the Parent and the Surviving Corporation, jointly and severally, will defend, indemnify and hold harmless, certain present and former directors and officers of the Company as identified in the Merger Agreement to the full extent required or permitted under (i) Delaware law, (ii) as provided in the Company Charter and Restated By-Laws of the Company, and (iii) as otherwise provided for or permitted pursuant to any agreement in effect on November 8, 1995 and identified therein. Pursuant to the Merger Agreement, such rights to be defended, indemnified and held harmless will continue in full force and effect without time limitation from and after the Effective Time and without amendment or modification of the terms of any of the agreements referred to in clause (iii) of the immediately preceding sentence.

     The Merger Agreement further provides that the Company, after consultation in good faith with Diamond Shamrock, or Diamond Shamrock will purchase, as promptly as practicable and in any event prior to the Effective Time and without any lapse in coverage, policies of directors' and officers' "run-off" liability insurance (or policies which contain terms and conditions that are no less advantageous to the directors and officers and former directors and officers of the Company as the directors' and officers' liability insurance policies that are in effect at the Company on November 8, 1995), which insurance will remain in effect for a period of not less than six years from and after the Effective Time; provided, however, that in the event any claim or claims are asserted or made within such six-year period, Diamond Shamrock and the Surviving Corporation will cause such insurance to be continued in respect of any such claim until final disposition of any and all such claims.

     Employee and Benefit Matters. The Merger Agreement provides that Diamond Shamrock will honor, and cause the Surviving Corporation and its Subsidiaries to honor (in accordance with the terms thereof), all contracts, agreements, arrangements, policies, plans and commitments of the Company (or any of its Subsidiaries) in effect as of November 8, 1995 that are applicable to any officer or employee or former officer or employee or any director or former director of the Company (or any of its Subsidiaries or former Subsidiaries) and identified in the Merger Agreement (collectively, the "Agreements"). Pursuant to the Merger Agreement, Diamond Shamrock has agreed to perform and pay, or cause the Surviving Corporation and its Subsidiaries to perform and pay, when due any and all amounts payable pursuant to the terms of the Agreements. The Merger Agreement also provides that for a period of one year immediately following the Effective Time, the Parent will cause the Surviving Corporation and its Subsidiaries to continue to maintain (except as required by law) the employee benefit plans for employees and former employees of the Company and its Subsidiaries described in the Merger Agreement or other plans that, on a plan-by-plan basis, provide benefits that are no less favorable to such employees than the benefits currently in effect with respect to such employees under the plans described in the Merger Agreement; provided, however, at Diamond Shamrock's election, the Surviving Corporation may (i) elect to become a nonsubscriber under the Texas Workers'

Compensation Act and implement Diamond Shamrock's Work Injury Program and (ii) implement Diamond Shamrock's Dialogue Dispute Resolution Program. The Merger Agreement also provides that if any employee of the Company or any of its Subsidiaries becomes a participant in any employee benefit plan, practice or policy of Diamond Shamrock or the Surviving Corporation, such employee shall be given credit under such plan for all service prior to the Effective Time with the Company and its Subsidiaries, or any predecessor employer (to the extent such credit was given by the Company), for purposes of eligibility and vesting (but not for benefit accrual purposes) for which such service is either taken into account or recognized.

     Post-Merger Treatment of Warrants. The Surviving Corporation will, following the Effective Time and subject to the conditions of the Warrant Agreement, make available, as necessary, sufficient funds to pay, and will pay, to holders of Warrants, upon the exercise thereof, the amount of cash, without interest to which such holders would have been entitled pursuant to the Merger if such holders had exercised their Warrants and acquired Shares immediately prior to the Effective Time.

     Conditions to the Merger. Under the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, where permissible, prior to the Effective Time of the following conditions: (i) the Merger Agreement shall have been adopted by the requisite vote of the stockholders of the Company in accordance with the Company Charter and applicable law, if such vote is required, (ii) no United States or state statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Entity that is in effect and has the effect of making the acquisition or ownership of the Shares or Warrants illegal or otherwise prohibiting or materially restricting the consummation of the Offer or the Merger or that would make the acquisition or ownership by Diamond Shamrock or its Subsidiaries of the common stock of the Surviving Corporation illegal, and (iii) the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

     The Merger Agreement also provides that the obligation of the Company to effect the Merger is further subject to the satisfaction or waiver, where permissible, at or prior to the Effective Time, of the following conditions: (i) each of Diamond Shamrock and the Purchaser shall have performed in all material respects its respective covenants in the Merger Agreement, to the extent such covenants are to be performed prior to the Effective Time and (ii) the representations and warranties of Diamond Shamrock and the Purchaser shall be true and correct in all material respects at and as of the Effective Time as if made as of the Effective Time. The Merger Agreement also provides that the obligations of Diamond Shamrock and the Purchaser to effect the Merger are further subject to the satisfaction or waiver, where permissible, at or prior to the Effective Time, of the following conditions: (a) the Purchaser (or any permitted assignee) shall have accepted for payment and paid for Shares and Warrants tendered pursuant to the Offer, provided that this condition will be deemed satisfied if the Purchaser (or any permitted assignee) fails to accept for payment and pay for Shares and Warrants tendered pursuant to the Offer in violation of the terms of the Offer or the Merger Agreement and (b) the Company shall have performed in all material respects the covenants in the Merger Agreement, to the extent such covenants are to be performed prior to the Effective Time.

     Termination. The Merger Agreement may be terminated at any time prior to the Effective Time (i) by mutual consent of Diamond Shamrock and the Company by action of their respective Boards of Directors, (ii) by the Company if (a) the Offer expires or its terminated without any Shares or Warrants being purchased thereunder or (b) the Purchaser (or any permitted assignee) fails to purchase Shares or Warrants validly tendered and not withdrawn in violation of the terms and conditions of the Offer or the Merger Agreement, (iii) by either Diamond Shamrock or the Company if the Purchaser (or any permitted assignee) has not purchased the Shares or Warrants validly tendered and not withdrawn pursuant to the Offer in accordance with the terms thereof within 120 calendar days after the commencement of the Offer; provided, however, that the party seeking to terminate the Merger Agreement pursuant to this clause (iii) is not in material breach of the Merger Agreement (including without limitation any representation, warranty or covenant therein contained), (iv) by either Diamond Shamrock or the Company if the Merger is not consummated before March 31, 1996, despite the reasonable good faith effort of such party to effect such consummation; provided, however, that the party seeking to terminate the Merger Agreement pursuant to this clause (iv) is not in material breach of the Merger Agreement (including without limitation any representa-tion, warranty or covenant therein contained), (v) by either Diamond Shamrock or the Company if any court of competent jurisdiction has issued an injunction permanently restraining, enjoining or otherwise prohibiting the consummation of the Offer or the Merger, which injunction has become final and nonappealable,
(vi) by Diamond Shamrock if (a) the Board of Directors of the Company shall have withdrawn, modified or amended in any respect adverse to Diamond Shamrock its favorable recommendation of the Offer or the Merger or shall have resolved to do any of the foregoing, (b) prior to the expiration of the Offer, any of the representations and warranties of the Company contained in the Merger Agreement were incorrect in any material respect when made or have since become, and at the time of termination remain, incorrect in any material respect, or (c) there has been a material breach on the part of the Company in the covenants of the Company set forth herein, or any failure on the part of the Company to comply with its material obligations hereunder, including without limitation the obligation of the Company to redeem the Rights, and (vii) by the Company, prior to the expiration of the Offer, if (a)(1) any of the representations and warranties of Diamond Shamrock or the Purchaser contained in the Merger Agreement were incorrect in any material respect when made or have since become, and at the time of termination remain, incorrect in any material respect or (2) there has been a material breach on the part of Diamond Shamrock or the Purchaser in the covenants of Diamond Shamrock or the Purchaser set forth therein, or any failure on the part of Diamond Shamrock or the Purchaser to comply with its material obligations thereunder or (b) the Board of Directors of the Company, after consulting with its outside counsel and financial advisor, determines in good faith, and based in part on a written opinion of outside counsel that its fiduciary duties require that it withdraw, modify or amend in a manner adverse to Diamond Shamrock its favorable recommendation of the Offer or the Merger in order to approve an Acquisition Transaction with another party which the Board of Directors has determined in good faith is financially superior to the transaction contemplated by the Merger Agreement; provided, however, that the Company may not terminate the Merger Agreement pursuant to this clause (vii) until the Company has paid to Diamond Shamrock in full the amounts described under the caption "-- Fees and Expenses" below. In the event of the termination of the Merger Agreement as described above, no party thereto (or its directors or officers) will have any liability or further obligation under the Merger Agreement to any other party to the Merger Agreement, except as described under the caption "-- Fees and Expenses" below, and except any liability resulting from the willful breach of the Merger Agreement.

     Fees and Expenses. The Merger Agreement provides that, except as described in the following paragraph, whether or not the Offer or the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses.

     Pursuant to the Merger Agreement, (i) prior to the termination of the Merger Agreement by the Company as described in clause (vii) under the paragraph under the caption "-- Termination" above, or within two business days after any termination of the Merger Agreement by Diamond Shamrock or the Purchaser as described in clause (vi) of the paragraph under the caption "-- Termination" above, the Company will pay to Diamond Shamrock $7,000,000 in cash and (ii) after such termination (and in any event within two business days of receiving Diamond Shamrock's or the Purchaser's documented invoice) the Company will reimburse Diamond Shamrock and the Purchaser for the documented out-of-pocket costs and expenses incurred by Diamond Shamrock or the Purchaser in connection with the Offer and the other transactions contemplated by the Merger Agreement, including without limitation the fees and expenses of the financial advisors and counsel to Diamond Shamrock and the Purchaser and fees incurred by Diamond Shamrock or the Purchaser to obtain financing commitments for the Offer and the Merger.

     Amendment. The Merger Agreement may be amended at any time, but only by action taken by the Boards of Directors of Diamond Shamrock, the Purchaser and the Company and, if required by applicable law, by the stockholders of the Company.

     APPRAISAL RIGHTS. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders of the Company would have certain rights to dissent and demand appraisal of, and payment in cash of the fair value of, their Shares under the DGCL and Article IX of the Company's Charter ("Article IX"). Under the DGCL, such rights, if the statutory procedures were complied with, could lead to a judicial determination of the fair value (excluding any element of value arising from the accomplishment or expectation of the Merger) required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the purchase price per Share pursuant to the Offer or the consideration per Share to be paid in the Merger.

     Article IX provides dissenting stockholders with certain rights in addition to those provided under the DGCL. If the Offer is consummated, the Purchaser will become an Interested Stockholder (as defined below). As a result, dissenting stockholders will be entitled to the benefits of the provisions of
Article IX. Among other things, Article IX provides that the Company must pay the costs and expenses incurred by stockholders in any appraisal proceeding and that the minimum fair value of the Shares in any appraisal proceeding will be the greater of (i) the highest price paid by the Interested Stockholder for any Shares or (ii) the highest closing price of the Shares during the 30-calendar-day periods prior to (a) the date of the announcement of the Merger and (b) the date on which the Interested Stockholder became an Interested Stockholder. For purposes of Article IX, an Interested Stockholder is defined as any person or entity who is (1) the beneficial owner of 15% or more of the Shares or (2) an Affiliate (as defined in Rule 12b-2 promulgated under the Exchange Act) of the Company who was the beneficial owner of 15% of more of the Shares at any time during the two-year period preceding the date of the announcement of a merger.

     GOING PRIVATE TRANSACTIONS. The Merger would have to comply with applicable federal law. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after termination of the Offer and the Purchaser has become an affiliate of the Company as a result of the Offer, or the Merger provides for the payment of consideration less than that paid pursuant to the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of such transaction and the consideration offered to minority stockholders be filed with the Commission and distributed to minority stockholders prior to the consummation of such transaction.

15. CERTAIN LEGAL MATTERS.

     GENERAL. Except as described below, based on information provided by the Company and other publicly available information concerning the Company, neither Diamond Shamrock nor the Purchaser is aware of any license or regulatory permit that appears to be material to the business of the Company and that might be adversely affected by the Purchaser's acquisition of Shares or Warrants pursuant to the Offer or the Merger, or of any approval or other action by any governmental authority or public body, domestic or foreign, that would be required for the acquisition or ownership of Shares or Warrants by the Purchaser pursuant to the Offer or the Merger (as provided for in the Merger Agreement as presently in effect) or any state takeover statute that is applicable to the Offer or the Merger. Should any such approval or other action be required, or any such state takeover statute be applicable, it is presently contemplated that such approval or action could be sought or compliance with such takeover statute would be effected, as applicable, except as described below under "State Takeover Statutes." While the Purchaser does not currently intend to delay acceptance for payment of Shares or Warrants tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Company's business or that certain parts of Diamond Shamrock's or the Company's business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Shares or Warrants tendered (see Section 6) or extend the period of time during which the Offer is open (see Section 1).

     HSR ACT. Under the HSR Act, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares or Warrants pursuant to the Offer is subject to these requirements. See Section 6.

     Under the HSR Act, the purchase of Shares pursuant to the Offer cannot be made until the expiration of a 15-calendar-day waiting period after the furnishing of certain required information and documentary material to the Antitrust Division and the FTC with respect to the Offer (unless earlier terminated pursuant to a request therefor). If, within such 15-calendar-day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material relevant to the Offer from Diamond Shamrock or the Purchaser, the waiting period will be extended for an additional period of 10 calendar days following the date of substantial compliance with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the rules promulgated under the HSR Act. Thereafter, such waiting period may be extended only by court order or by agreement of the Purchaser. A request for additional information issued to the Company cannot extend the waiting period. Diamond Shamrock filed a Notification and Report Form with respect to the Offer under the HSR Act on November 8, 1995, and the required waiting period with respect to the Offer will expire at 11:59 p.m., New York City time, on November 23, 1995, unless Diamond Shamrock or the Purchaser receives a request for additional information or documentary material prior thereto.

     Federal and state antitrust enforcement agencies frequently scrutinize the legality under the antitrust laws of transactions such as the proposed purchase of the Shares and Warrants by the Purchaser pursuant to the Offer. At any time before or after such purchase, any such agency could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the transaction or seeking divestiture of the Shares and Warrants so acquired or divestiture of substantial assets of Diamond Shamrock, the Purchaser or the Company. Litigation seeking similar relief could be brought by private parties under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See Section 6 for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

     STATE TAKEOVER STATUTES. A number of states have adopted "takeover" statutes that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, securityholders, employees, principal executive offices or places of business in such states.

     The Purchaser does not know of any state takeover statute which, by its terms, purports to apply to the Offer, and has not complied with any such statute. To the extent that certain provisions of these statutes purport to apply to the Offer, the Purchaser believes that there are reasonable bases for contesting the validity of such application under the United States Constitution. If any person should seek to apply any state takeover statute, the Purchaser would take such action as then appears desirable, which action may include challenging the validity or applicability of any such statute in appropriate court proceedings. If it is asserted that one or more takeover statutes apply to the Offer, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities, and the Purchaser might be unable to purchase or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, the Purchaser also may not be obligated to accept for payment or pay for Shares or Warrants tendered.

16. FEES AND EXPENSES.

     Under the terms of its engagement letter with Wasserstein Perella & Co., Inc. ("WP&Co."), Diamond Shamrock has agreed to pay WP&Co. a fee of $1,000,000 upon the acquisition by Diamond Shamrock of 66 2/3% of the Shares. WP&Co. has received $125,000 of such fee in connection with financial advisory services provided to Diamond Shamrock pursuant to its engagement, including acting as Dealer Manager in connection with the Offer. Diamond Shamrock and the Purchaser have also agreed to reimburse WP&Co. for out-of-pocket expenses, including reasonable attorneys' fees, and WP&Co. will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

     The Purchaser has retained MacKenzie Partners, Inc. to act as the Information Agent and KeyCorp Shareholder Services, Inc. to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares or Warrants by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward the Offer materials to beneficial owners. Each of the Information Agent and the Depositary will receive reasonable and customary compensation for services relating to the Offer. The Purchaser and Diamond Shamrock have also agreed to indemnify the Information Agent and the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

     The Purchaser will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares or Warrants pursuant to the Offer (other than to the Dealer Manager and the Information Agent). Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

17. MISCELLANEOUS.

     The Offer is being made to all holders of Shares or Warrants. The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by administrative or judicial action pursuant to a valid statute. If the Purchaser becomes aware of any valid statute prohibiting the making of the Offer, the Purchaser will make a reasonable good faith effort to comply with such statute. If, after such reasonable good faith effort, the Purchaser cannot comply with such statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares or Warrants in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

     No person has been authorized to give any information or make any representation on behalf of Diamond Shamrock, the Purchaser or the Company not contained in this Offer to Purchase or in the Letters of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

     Diamond Shamrock and the Purchaser have filed the Schedule 14D-1, together with all exhibits thereto, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer. Such Tender Offer Statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission in the manner set forth in Section 10 (except that they will not be available at the regional offices of the Commission).

                                          Shamrock Acquisition Corp.

November 14, 1995

                                    ANNEX I

1. DIRECTORS AND EXECUTIVE OFFICERS OF DIAMOND SHAMROCK

     The following table sets forth the names, business addresses, present principal occupations or employments and material occupations, positions, offices or employments, during the last five years of the directors and executive officers of Diamond Shamrock. Unless otherwise indicated, all occupations, offices or positions of employment listed opposite an individual's name have been or were held by such individual during the course of the past five years. The principal address of Diamond Shamrock and the principal business address for each individual listed below is 9830 Colonnade Boulevard, San Antonio, Texas 78230. Unless otherwise indicated, each person identified below is employed by Diamond Shamrock. All of the persons listed below are United States citizens.

        NAME AND POSITION                      OCCUPATION AND EMPLOYMENT HISTORY
---------------------------------  ----------------------------------------------------------
Roger R. Hemminghaus,              Mr. Hemminghaus is Chairman of the Board, President and
  Chairman of the Board,           Chief Executive Officer of Diamond Shamrock. Mr.
  President and Chief Executive    Hemminghaus served as President of the refining and
  Officer                          marketing unit of the Company's predecessor from March
                                   1985 until April 1987. Mr. Hemminghaus is a director of
                                   Luby's Cafeterias, Inc. and Southwestern Public Service
                                   Co. and is the Deputy Chairman of the board of directors
                                   of the Federal Reserve Bank of Dallas.

Robert C. Becker,                  Mr. Becker has served as Vice President and Treasurer of
  Vice President and Treasurer     Diamond Shamrock since April 1987.

W. Paul Eisman,                    Mr. Eisman became Vice President and Group
  Vice President/Group Executive   Executive -- Manufacturing in June 1995. During the five
                                   years prior to that time, Mr. Eisman served in various
                                   positions with Diamond Shamrock, including
                                   Director -- Crude Oil Supply, Assistant to the Chairman
                                   and Plant Manager of the McKee Refinery.

Timothy J. Fretthold,              Mr. Fretthold is Senior Vice President and General Counsel
  Senior Vice President and        of Diamond Shamrock. He served as a Group Vice President
  General Counsel                  and General Counsel of Diamond Shamrock from April 1987 to
                                   June 1989 and as Senior Vice President/Group Executive and
                                   General Counsel from June 1989 through February 1995.

Gary E. Johnson,                   Mr. Johnson has served as Vice President and Controller of
  Vice President and Controller    Diamond Shamrock since April 1987.

William R. Klesse,                 Mr. Klesse is Executive Vice President of Diamond
  Executive Vice President         Shamrock. He served as Group Vice President -- Development and New Ventures of Diamond Shamrock from May 1988 to June
                                   1989 and as Senior Vice President/Group Executive from
                                   that date until February 1995. Mr. Klesse served as Group
                                   Vice President -- Planning and Public Affairs of Diamond
                                   Shamrock from April 1987 through May 1988.

J. Robert Mehall,                  Mr. Mehall is Executive Vice President of Diamond
  Executive Vice President         Shamrock. He served as Group Vice President -- Supply of
                                   the Company from April 1987 to June 1989 and as Senior
                                   Vice President/Group Executive from that date until
                                   February 1995.

A.W. O'Donnell,                    Mr. O'Donnell is President/Marketing and Senior Vice
  President/Marketing and          President of Diamond Shamrock. He served as Group Vice
  Senior Vice President            President -- Marketing of Diamond Shamrock from April 1987 to June 1989 and as Senior Vice President/Group Executive
                                   from that date until February 1995.

        NAME AND POSITION                      OCCUPATION AND EMPLOYMENT HISTORY
---------------------------------  ----------------------------------------------------------
B. Charles Ames,                   Mr. Ames is a partner of Clayton & Dubilier, Inc. (an
  Director                         investment firm). Mr. Ames served as Chairman and Chief
                                   Executive Officer of The Uniroyal Goodrich Tire Company
                                   until May 1990 and as Chairman and/or Chief Executive
                                   Officer of Acme-Cleveland Corporation until October 1987.
                                   Mr. Ames is a director of M.A. Hanna Company, The
                                   Progressive Corporation and Warner-Lambert Company.

E. Glenn Biggs,                    Mr. Biggs is President of Biggs & Co., (a corporation
  Director                         engaged in developmental projects and financial planning).
                                   He was the Chairman and Chief Executive Officer of Gill
                                   Companies until July 1989. Mr. Biggs served as the Vice
                                   Chairman of the Board and Chairman of the Executive
                                   Committee of InterFirst Bank, San Antonio, N.A. until May
                                   1987. Mr. Biggs is a director of Central and Southwest
                                   Corporation, Southwestern Bancorp, Inc., Zachry, Inc.,
                                   Bolivian Power Corporation, Beacon Group and Bradford
                                   National Life.

W.E. Bradford,                     Mr. Bradford is President and Chief Operating Officer of
  Director                         Dresser Industries, Inc. Mr. Bradford has been with
                                   Dresser Industries, Inc. since 1970 and has held various
                                   positions in production and management. In 1988 Mr.
                                   Bradford was appointed President and Chief Executive
                                   Officer of Dresser-Rand Company. He was elected to his
                                   present position in March 1992. Mr. Bradford serves on the
                                   Board of Trustees of the Manufacturers' Alliance for
                                   Productivity and Innovation, is a member of the Board of
                                   Directors of the Petroleum Equipment Suppliers Association
                                   and is a member of the American Petroleum Institute. Mr.
                                   Bradford serves on the Board of Directors of Dresser
                                   Industries, Inc. and on the Board of Directors of Oryx
                                   Energy Company.

Lauro F. Cavazos,                  Dr. Cavazos is adjunct Professor of Community Health and
  Director                         acting Chairman, Tufts University School of Medicine. He
                                   has been a management and education consultant since 1991.
                                   Dr. Cavazos was the United States Secretary of Education
                                   from September 1988 to December 1990. Prior to being
                                   appointed Secretary of Education, he served as President
                                   and Chief Executive Officer of Texas Tech University and
                                   Texas Tech University Health Sciences Center. Dr. Cavazos
                                   is a director of Luby's Cafeterias, Inc.

W.H. Clark,                        Mr. Clark is the retired Chief Executive Officer and
  Director                         Chairman of the Board of Directors of Nalco Chemical
                                   Company. He was the President and Chief Executive Officer
                                   of Nalco Chemical Company from 1982 until 1990, and
                                   Chairman of the Board of Directors and Chief Executive
                                   Officer from 1984 until 1994. Mr. Clark is a member of the
                                   Board of Directors of NICOR, Inc. and its principal
                                   subsidiary, Northern Illinois Gas Company; USG Corporation and its subsidiary, United States Gypsum Co.; James River
                                   Corporation; Bethlehem Steel Corporation; and Merrill
                                   Lynch Corp.

William L. Fisher,                 Dr. Fisher is Professor and the Leonidas T. Banous Chair
  Director                         in Mineral Resources at the University of Texas at Austin.
                                   Dr. Fisher served as the Director of the Bureau of
                                   Economic Geology from 1970 to 1994, with the exception of
                                   1975-1977, when he served as Assistant Secretary for
                                   Energy and Minerals in the Department of the Interior. Dr.
                                   Fisher is a member of the National Academy of Engineering
                                   and is a director of Pogo Producing Company.

        NAME AND POSITION                      OCCUPATION AND EMPLOYMENT HISTORY
---------------------------------  ----------------------------------------------------------
Bob Marbut,                        Mr. Marbut has been Chairman and Chief Executive Officer
  Director                         of Argyle Communications, Inc. since January 1992, Chief
                                   Executive Officer of Argyle Television Holding, Inc. since
                                   June 1993 and Chairman and Chief Executive Officer of
                                   Argle Television Holding, II since August 1994. Prior to
                                   1992, Mr. Marbut was President and Chief Executive Officer
                                   of Harte-Hanks Communications, Inc. and served one year as
                                   Vice Chairman of that Company. He is a director of Premark
                                   International, Inc., Tracor, Inc., Argyle Television Hold-
                                   ing, Inc., Argyle Television Holding II and Katz Media
                                   Corporation.

Katherine D. Ortega,               Ms. Ortega was an alternate representative of the United
  Director                         States to the 45th General Assembly of the United Nations
                                   1990-1991. She served as the 38th Treasurer of the United
                                   States, from 1983 to 1989. Prior to joining the Treasury
                                   Department as Treasurer, Ms. Ortega served as a
                                   Commissioner on the Copyright Royalty Tribunal and was a
                                   member of the President's Advisory Committee on Small and
                                   Minority Business. Ms. Ortega is a director of Ralston
                                   Purina Company, Long Island Lighting Company, The Paul
                                   Revere Corporation, Rayonier, Inc. and Kroger Co. She also serves as director of Catalyst, and is a member of the
                                   United States Comptroller General's Consultant Panel.

2. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER

     The following table set forth the names, business addresses, present principal occupations or employments and material occupations, positions, offices or employments, during the last five years of the directors and executive officers of the Purchaser. The principal address of the Purchaser and the principal business address for each individual listed below is 9830 Colonnade Boulevard, San Antonio, Texas 78230. Unless otherwise indicated, each person identified below is employed by Diamond Shamrock. All of the persons listed below are United States citizens.

        NAME AND POSITION                      OCCUPATION AND EMPLOYMENT HISTORY
---------------------------------  ----------------------------------------------------------
Roger R. Hemminghaus               See "Directors and Executive Officers of Diamond Shamrock"
  Chairman of the Board and Chief  above.
  Executive Officer

A. W. O'Donnell                    See "Directors and Executive Officers of Diamond Shamrock"
  President                        above.

J. Robert Mehall                   See "Directors and Executive Officers of Diamond Shamrock"
  Executive Vice President         above.

William R. Klesse                  See "Directors and Executive Officers of Diamond Shamrock"
  Executive Vice President         above.

Timothy J. Fretthold               See "Directors and Executive Officers of Diamond Shamrock"
  Vice President and Secretary     above.

Robert C. Becker                   See "Directors and Executive Officers of Diamond Shamrock"
  Treasurer                        above.

Jerry D. King                      Mr. King is Assistant General Counsel and Secretary of
  Director and Assistant           Diamond Shamrock. He has served as an attorney in the
  Secretary                        Diamond Shamrock legal department since 1987.

     Manually signed facsimile copies of the Letters of Transmittal will be accepted. Letters of Transmittal and certificates for Shares or Warrants should be sent or delivered by each securityholder of the Company or his, her or its broker, dealer, commercial bank or trust company to the Depositary at one of its addresses set forth below:

                        The Depositary for the Offer is:

                       KEYCORP SHAREHOLDER SERVICES, INC.

                   By Mail:                                 By Overnight Mail:

National Convenience Stores Inc. Tender Offer       KeyCorp Shareholder Services, Inc.
    c/o KeyCorp Shareholder Services, Inc.                  4900 Tiedeman Road
                P.O. Box 6477                              Brooklyn, Ohio 44144
          Cleveland, Ohio 44101-1477                      Attn: ReOrg Department

                                          By Hand:

      KeyCorp Shareholder Services, Inc.            KeyCorp Shareholder Services, Inc.
              4900 Tiedeman Road                  c/o Society Trust Company of New York
             Brooklyn, Ohio 44144                      5 Hanover Square, 10th Floor
            Attn: ReOrg Department                          New York, NY 10004
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                           By Facsimile Transmission:

                        (For Eligible Institutions Only)
                                 (216) 813-4268

                                For Confirmation
                                 (216) 813-4554

     Questions and requests for assistance may be addressed to the Dealer
Manager or the Information Agent at their respective addresses and telephone numbers set forth below. Additional copies of this Offer to Purchase, the Letters of Transmittal or other tender offer materials, may be obtained from the Information Agent at its address and telephone number set forth below. Holders of Shares or Warrants may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                            MACKENZIE PARTNERS, INC.

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (call collect)
                                       or
                         CALL TOLL FREE (800) 322-2885

                      The Dealer Manager for the Offer is:

                        WASSERSTEIN PERELLA & CO., INC.

                              31 West 52nd Street
                            New York, New York 10019
                                 Call Collect:
                                 (212) 969-2700

                                       I-4